Exhibit 2.1

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

OXBRIDGE ACQUISITION CORP.,

as the Acquiror,

OXAC merger sub i, inc.,

as First Merger Sub,

OXAC merger sub ii, llc,

as Second Merger Sub,

and

JET TOKEN, INC.,

as the Company

Dated as of February 24, 2023

TABLE OF CONTENTS

Article I DEFINITIONS		3

1.1	Certain Definitions.	3
1.2	Further Definitions.	12
1.3	Construction.	15

Article II AGREEMENT AND PLAN OF MERGER		15

2.1	The Mergers.	15
2.2	Effective Times; Closing; Closing Statements.	16
2.3	Effect of the Mergers.	17
2.4	Certificate of Incorporation; Bylaws.	17
2.5	Directors and Managers.	18

Article III CONVERSION OF SECURITIES; EXCHANGE; ADJUSTMENT		18

3.1	Conversion of Securities.	18
3.2	Exchange.	21
3.3	Stock Transfer Books.	22
3.4	Appraisal Rights.	23

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		23

4.1	Organization and Qualification; Subsidiaries.	23
4.2	Certificate of Incorporation and Bylaws.	24
4.3	Capitalization.	24
4.4	Authority Relative to this Agreement.	26
4.5	No Conflict; Required Filings and Consents.	26
4.6	Permits; Compliance.	27
4.7	Financial Statements.	27
4.8	Absence of Certain Changes or Events.	28
4.9	Absence of Litigation.	28
4.10	Employee Benefit Plans.	28
4.11	Labor and Employment Matters.	30
4.12	Real Property; Title to Assets.	31
4.13	Intellectual Property.	32
4.14	Taxes.	35
4.15	Environmental Matters.	37
4.16	Material Contracts.	37
4.17	Customers, Vendors and Suppliers.	39
4.18	Insurance.	39
4.19	Board Approval; Vote Required.	40
4.20	Certain Business Practices.	40
4.21	Interested Party Transactions.	40
4.22	Exchange Act.	40
4.23	Brokers.	40
4.24	Exclusivity of Representations and Warranties.	41

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Article V REPRESENTATIONS AND WARRANTIES OF ACQUIROR, FIRST MERGER SUB AND SECOND MERGER SUB		41

5.1	Corporate Organization.	41
5.2	Organizational Documents.	42
5.3	Capitalization.	42
5.4	Authority Relative to This Agreement.	43
5.5	No Conflict; Required Filings and Consents.	44
5.6	Compliance.	44
5.7	SEC Filings; Financial Statements; Sarbanes-Oxley.	44
5.8	Absence of Certain Changes or Events.	46
5.9	Absence of Litigation.	46
5.10	Board Approval; Vote Required.	46
5.11	No Prior Operations of First Merger Sub and Second Merger Sub.	47
5.12	Brokers.	47
5.13	Acquiror Trust Fund.	48
5.14	Employees.	48
5.15	Taxes.	48
5.16	Registration and Listing.	51
5.17	Insurance.	51
5.18	Intellectual Property.	51
5.19	Agreements, Contracts and Commitments.	51
5.20	Title to Property.	51
5.21	Investment Company Act.	51
5.22	Acquiror’s and Merger Sub’s Investigation and Reliance.	51

Article VI CONDUCT OF BUSINESS PENDING THE MERGERS		52

6.1	Conduct of Business by the Company Pending the Mergers.	52
6.2	Conduct of Business by Acquiror and Merger Subs Pending the Mergers.	54
6.3	Claims Against Trust Account.	56
6.4	Domestication.	57

Article VII ADDITIONAL AGREEMENTS		58

7.1	No Solicitation.	58
7.2	Registration Statement; Proxy Statement.	59
7.3	Written Consent; Information Statement; Company Change in Recommendation.	61
7.4	Acquiror Stockholders’ Meeting; First Merger Sub Stockholder’s Approval and Second Merger Sub Member Approval.	61
7.5	Access to Information; Confidentiality.	62
7.6	[Reserved]	62
7.7	Directors’ and Officers’ Indemnification.	63

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7.8	Notification of Certain Matters.	65
7.9	Further Action; Reasonable Best Efforts.	65
7.10	Public Announcements; Other Filings.	66
7.11	Stock Exchange Listing.	67
7.12	Antitrust.	67
7.13	Trust Account.	68
7.14	Tax Matters.	68
7.15	Directors.	69
7.16	PCAOB Financial Statements.	69
7.17	Section 16 Matters.	69
7.18	Domestication Bylaws.	69
7.19	Registration Rights Agreement.	69
7.20	Lock-Up Agreement.	69
7.21	Omnibus Incentive Plan.	69
7.22	Sponsor Agreement.	70

Article VIII CONDITIONS TO THE MERGERS		70

8.1	Conditions to the Obligations of Each Party.	70
8.2	Conditions to the Obligations of Acquiror, First Merger Sub and Second Merger Sub.	71
8.3	Conditions to the Obligations of the Company.	72

Article IX TERMINATION, AMENDMENT AND WAIVER		73

9.1	Termination.	73
9.2	Effect of Termination.	74
9.3	Expenses.	74
9.4	Amendment.	74
9.5	Waiver.	74

Article X GENERAL PROVISIONS		75

10.1	Notices.	75
10.2	Nonsurvival of Representations, Warranties and Covenants.	75
10.3	Severability.	76
10.4	Entire Agreement; Assignment.	76
10.5	Parties in Interest.	76
10.6	Governing Law.	76
10.7	WAIVER OF JURY TRIAL.	77
10.8	Headings.	77
10.9	Counterparts.	77
10.10	Specific Performance.	77
10.11	No Recourse.	77
10.12	Legal Representation.	78

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BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION, dated as of February 24, 2023 (this “Agreement”), by and among Oxbridge Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), OXAC Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), OXAC Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Acquiror (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), and Jet Token, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, (a) Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses; and (b) First Merger Sub and Second Merger Sub are, as of the date of this Agreement, wholly-owned direct subsidiaries of Acquiror that were formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements;

WHEREAS, the Company, directly and indirectly through its subsidiaries, is principally involved in (i) the sale of jet cards, which enable holders to use certain of the Company’s and other’s aircraft at agreed-upon rates, as well as the sale of fractional interests in aircraft, and (ii) the operation of a proprietary booking platform, which functions as a prospecting and quoting platform to arrange private jet travel with third party carriers as well as via the Company’s leased and managed aircraft;

WHEREAS, prior to the Closing and subject to the conditions of this Agreement, Acquiror shall domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”) and the applicable provisions of the Cayman Islands Companies Act (2021 Revision) (the “Companies Act”) (such deregistration and domestication, including all matters necessary or ancillary in order to effect such domestication, the “Domestication”);

WHEREAS, concurrently with and as part of the Domestication, Acquiror shall file a certificate of incorporation (the “Domestication Certificate of Incorporation”) with the Secretary of State of Delaware and adopt bylaws (the “Domestication Bylaws” and collectively with the Domestication Certificate of Incorporation, the “Domestication Organizational Documents”) (in forms mutually agreeable to Acquiror and the Company);

WHEREAS, in connection with and as part of the Domestication, (a) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (b) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (c) each then issued and outstanding Acquiror Warrant shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Acquiror Warrant Agreement; (d) each then issued and outstanding Acquiror Unit shall convert automatically into a unit of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Units”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Common Stock and one Domesticated Acquiror Warrant; and (e) after its domestication as a corporation incorporated in the State of Delaware, Acquiror shall immediately be renamed “Jet AI Inc.” upon the Effective Time;

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WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), Acquiror and the Company will enter into a business combination transaction pursuant to which: (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Acquiror (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to herein as the “Surviving Corporation”); and (b) as soon as practicable, but in any event within three (3) days following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into the Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”);

WHEREAS, after consultation with their respective Tax advisors, Acquiror and the Company (a) intend, for U.S. federal and applicable state income Tax purposes, that (i) the Domestication (and the conversion of Acquiror Class A Common Stock and Acquiror Class B Common Stock into Domesticated Acquiror Common Stock in connection therewith) shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the First Merger and the Second Merger shall be viewed as a single integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and, taken together, are treated as a merger of the Company with and into Acquiror that will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (b) intend for this Agreement to constitute, and hereby adopt as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and (c) intend to file the statement required by Treasury Regulations Section 1.368-3(a);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Mergers are fair to, and in the best interests of, the Company and its shareholders and has approved and adopted this Agreement and declared its advisability and approved the Mergers and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Mergers by the shareholders of the Company (the “Company Recommendation”);

WHEREAS, the Board of Directors of Acquiror (the “Acquiror Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the applicable Per Share Merger Consideration to shareholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement, including the Mergers and the Domestication, by the shareholders of Acquiror;

WHEREAS, the Board of Directors of First Merger Sub (the “First Merger Sub Board”) has (a) determined that the First Merger is fair to, and in the best interests of, First Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the First Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the First Merger by the sole stockholder of First Merger Sub;

WHEREAS, Acquiror, as the sole member of Second Merger Sub, has authorized, approved and adopted this Agreement, the Second Merger and the other transactions contemplated by this Agreement;

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NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement:

“Acquiror Articles of Association” means Acquiror’s Amended and Restated Memorandum and Articles of Association dated August 11, 2021.

“Acquiror Class A Common Stock” means Acquiror’s Class A ordinary shares, par value $0.0001 per share.

“Acquiror Class B Common Stock” means Acquiror’s Class B ordinary shares, par value $0.0001 per share.

“Acquiror Common Stock” means (a) prior to the Domestication, the Acquiror Class A Common Stock and the Acquiror Class B Common Stock, and (b) immediately following the Domestication, the Domesticated Acquiror Common Stock.

“Acquiror Material Adverse Effect” means any event, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, (i) is or is reasonably expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of Acquiror, or (ii) would prevent, materially delay or materially impede the performance by Acquiror, First Merger Sub or Second Merger Sub of their respective obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Acquiror Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Acquiror operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical or social conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 virus or any mutation thereof), social unrest (including protests, demonstrations, riots, arson, conflagration, looting, boycotts), and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by Acquiror as required by this Agreement or any Ancillary Agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), or (g) any actions taken, or failures to take action, or such other changed or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that Acquiror is materially disproportionately affected thereby as compared with other participants in the industry in which Acquiror operates.

“Acquiror Organizational Documents” means the Acquiror Articles of Association and the Trust Agreement.

“Acquiror Units” means one share of Acquiror Class A Common Stock and one Acquiror Warrant.

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“Acquiror Warrant Agreement” means that certain Warrant Agreement dated August 11, 2021, by and between Acquiror and Continental Stock Transfer & Trust Company.

“Acquiror Warrants” means whole warrants to purchase shares of Acquiror Class A Common Stock as contemplated under the Acquiror Warrant Agreement, with each whole warrant exercisable for one share of Acquiror Class A Common Stock at an exercise price of $11.50.

“Adjusted Base Stock Merger Consideration” means the quotient equal to (a) (i) $45,000,000 less (ii) Net Indebtedness as of the Closing Date multiplied by 0.428571; and (b) $10.00.

“Adjusted Strike Price” means the Existing Strike Price of the applicable Company Option divided by 0.72.

“Advisory Charter Proposals” means the non-binding proposals relating to the approval of the Domestication Organizational Documents submitted for a vote at the Acquiror Stockholders’ Meeting.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“AICPA” means the American Institute of Certified Public Accountants and any division or subdivision thereof.

“Ancillary Agreements” means the Registration Rights Agreement, the Lock-Up Agreements, and all other agreements, certificates and instruments executed and delivered by Acquiror, First Merger Sub, Second Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Assumed Options Exchange Value” means 0.72 minus the Existing Strike Price.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

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“Company Certificate of Incorporation” means the Certificate of Incorporation of the Company, including all Certificates of Designation thereto, as amended and effective under the DGCL prior to the Effective Time.

“Company Common Stock” means the Company Voting Common Stock and the Company Non-Voting Common Stock.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical or social conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 virus or any mutation thereof), social unrest (including protests, demonstrations, riots, arson, conflagration, looting, boycotts), and other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement, (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Mergers or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), (g) any failure to meet any internal or external projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which Acquiror has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Non-Voting Common Stock” means the shares of the Company’s Non-Voting Common Stock, par value $0.0000001 per share.

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“Company Options” means all outstanding options to purchase shares of Company Voting Common Stock or Company Non-Voting Common Stock, as applicable, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Option Plans.

“Company Option Plans” means the Jet Token, Inc. 2021 Stock Plan, adopted on August 20, 2021, and the Jet Token, Inc. Amended and Restated 2018 Stock Option and Grant Plan, adopted on September 22, 2019, as each such Company Option Plan may have been amended, supplemented or modified from time to time.

“Company Outstanding Shares” means the total number of shares of Company Common Stock (including all Company Voting Common Stock and Company Non-Voting Common Stock) outstanding immediately prior to the Effective Time, including, without limitation or duplication, the number of shares of Company Voting Common Stock issuable upon conversion of the Company Preferred Stock pursuant to Section 3.1(a).

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means the Company Series Seed Preferred Stock and the Company Series CF Non-Voting Preferred Stock.

“Company RSU Award” means each Restricted Stock Unit Award of the Company granted, and that remains outstanding.

“Company Series Seed Preferred Stock” means the shares of the Company’s Preferred Stock designated as Series Seed Preferred Stock in the Company Certificate of Incorporation.

“Company Series CF Non-Voting Preferred Stock” means the shares of the Company’s Preferred Stock designated as Series CF Non-Voting Preferred Stock in the Company Certificate of Incorporation.

“Company Stock” means the Company Common Stock and Company Preferred Stock.

“Company Subsidiary” means each subsidiary of the Company.

“Company Stockholder Approval” means the affirmative vote or consent of (i) the holders of a majority of the outstanding shares of Company Voting Common Stock and Company Series Seed Preferred Stock, voting together as a single class on an as-converted basis, and (ii) with respect to the Preferred Stock Conversion, the holders of a majority of the outstanding shares of Company Series Seed Preferred Stock, voting as a single class.

“Company Voting Common Stock” means the shares of the Company’s Common Stock, par value $0.0000001 per share.

“Company Warrants” means all outstanding warrants to acquire shares of Company Common Stock, as applicable, whether or not exercisable, immediately prior to the Closing.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not already generally available to the public, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries or Acquiror or its subsidiaries (as applicable) that is bound by any written confidentiality agreements.

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“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP or Business Data from unauthorized access, acquisition or misuse.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (i) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (iii) pollution or protection of the environment, natural resources or human health and safety; or (iv) the characterization of products or services as renewable, green, sustainable, or similar such claims.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Existing Strike Price” means the per share exercise price for the shares of Company Common Stock subject to the applicable Company Option, as in effect immediately prior to the Effective Time.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“First Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of First Merger Sub, as amended, modified or supplemented from time to time.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

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“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by a Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means rights in (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database rights, including rights to use any Personal Information, (v) Internet domain names and social media accounts, and (vi) rights of privacy and publicity and all other intellectual property, industrial property, or proprietary rights of any kind or description.

“Key Company Stakeholders” means the persons and entities listed on Schedule 1.1 to the Company Disclosure Schedules.

“Knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of Jay Madhu and Wrendon Timothy after reasonable inquiry, and in the case of Acquiror, the actual knowledge of Michael Winston and George Murnane after reasonable inquiry.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

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“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Consideration Warrant Count” means the quotient equal to (a) (i) $60,000,000 less (ii) Net Indebtedness as of the Closing Date multiplied by 0.571429 and (b) the Warrant Fair Market Value.

“Net Indebtedness” means at any specified time, the Company’s Indebtedness less the Company’s cash and cash equivalents, which may be a positive or negative amount.

“Net Working Capital” means at any specified time, (i) all current assets of the Company and its Subsidiaries (excluding, without duplication, the Company’s cash and cash equivelants), on a consolidated basis, minus (ii) all current liabilities of the Company and its Subsidiaries (excluding, without duplication, Indebtedness), on a consolidated basis and as determined in accordance with the Company’s consistently applied accounting principles; provided, that, for purposes of this definition, whether or not the following is consistent with the Company’s accounting principles, “current assets” will exclude any receivable from a Company Affiliate.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered “free” or “open source software” by the open source foundation or the Free Software Foundation, or (iii) any Reciprocal License.

“Option Shares” means the shares of Company Common Stock issuable pursuant to a Company Option in accordance with terms of such Company Option.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (i) such imperfections of title, easement and reservation of rights (including any easement and reservation of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes), encroachment, encumbrance, Lien or restriction that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Audited Financial Statements, and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

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“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) information related to an identified or identifiable individual or household (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual or household, including any internet protocol address or other persistent identifier, (iii) any other, similar information or data regulated by Privacy/Data Security Laws and (iv) any information that is covered by PCI DSS.

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data, including the following Laws and their implementing regulations: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, state data security Laws, state data breach notification Laws, state consumer protection Laws, the General Data Protection Regulation (EU) 2016/679, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed or otherwise made publicly available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Articles 8 and 49 of the Acquiror Articles of Association.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

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“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Second Merger Sub Organizational Documents” means the certificate of formation and limited liability company agreement of Second Merger Sub, as amended, modified or supplemented from time to time.

“Software” means all computer software (in object code or source code format), and related documentation.

“Sponsor” means OAC Sponsor Ltd., a Cayman Islands exempted company.

“Stock Exchange Ratio” means the ratio (rounded to six decimal places), which is the quotient obtained by dividing (i) the Adjusted Base Stock Merger Consideration by (ii) the Company Outstanding Shares.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, the Surviving Entity, Acquiror or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means any and all taxes, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Tax authority.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Acquiror, First Merger Sub, Second Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

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“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Virtual Data Room” means the virtual data room established by the Company via DropBox, access to which was given to Acquiror and/or its Representatives in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

“Warrant Exchange Ratio” means the ratio (rounded to six decimal places) equal to the quotient obtained by dividing (i) the Merger Consideration Warrant Count by (ii) the Company Outstanding Shares.

“Warrant Fair Market Value” means the fair market value of a Merger Consideration Warrant as determined using the Black-Scholes method with the following inputs: (a) risk-free rate equal to the UST 10-year rate on the second Business Day immediately before the Closing Date as published on https://home.treasury.gov/resource-center/data-chart-center/interest-rates/TextView?type=daily_treasury_yield_curve&field_tdr_date_value=2023 (or if unavailable, as published by Bloomberg L.P.); (b) current stock price of $10.00; (c) exercise price of $15.00; (d) dividend yield of 0.00%; (e) term of 10 years; and (f) stock price annualized standard deviation (volatility) equal to the average of the most recent twenty (20) trading days of daily volatility of Wheels Up Experience Inc. through the second Business Day immediately before the Closing Date, as determined using the volatility calculator available at https://www.fintools.com/resources/online-calculators/volatilitycalc/ (or if such calculator is unavailable, using a volatility calculator from Bloomberg L.P.); provided, however that if Wheels Up Experience Inc. (NYSE:UP) is acquired or has a material transaction or event materially affecting its volatility during such 20-day period, then volatility shall be determined using the average of the most recent 20 days of daily volatility preceding such transaction or event.

“Warrant Shares” means the shares of Company Common Stock issuable pursuant to a Company Warrant in accordance with the terms of such Company Warrant.

1.2 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2022 Balance Sheet	Section 4.7(a)
Action	Section 4.9
Acquiror	Preamble
Acquiror Alternative Transaction	Section 7.1(d)
Acquiror Articles of Association	Recitals
Acquiror Board	Recitals
Acquiror Closing Statement	Section 2.2(d)
Acquiror D&O Indemnitees	Section 7.7(b)
Acquiror D&O Insurance	Section 7.7(d)
Acquiror Disclosure Schedule	Article V
Acquiror Material Contract	Section 5.19(a)
Acquiror Preferred Stock	Section 5.3(a)
Acquiror Proposals	Section 7.2(a)
Acquiror Recommendation	Section 7.4(a)
Acquiror SEC Reports	Section 5.7(a)

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Acquiror Stockholders’ Approval	Section 5.4
Acquiror Stockholders’ Meeting	Section 7.2(a)
Agreement	Preamble
Alternative Transaction	Section 7.1(a)
Antitrust Laws	Section 7.12(a)
Assumed Option	Section 3.1(e)
Assumed Warrant	Section 3.1(c)
Audited Financial Statements	Section 4.7(a)
Blue Sky Laws	Section 4.5(b)
Claims	Section 6.3
Closing	Section 2.2(b)
Closing Date	Section 2.2(b)
Closing Form 8-K	Section 7.10(c)
Closing Press Release	Section 7.10(d)
Code	Section 3.2(h)
Companies Act	Recitals
Company	Preamble
Company Board	Recitals
Company Closing Statement	Section 2.2(e)
Company Disclosure Schedule	Article IV
Company Interested Party Transaction	Section 4.21
Company Permits	Section 4.6
Company Recommendation	Recitals
Confidentiality Agreement	Section 7.5(b)
Continuing Employees	Section 7.6(a)
Continuation Period	Section 7.6(a)
D&O Indemnities	Section 7.7(a)
D&O Insurance	Section 7.7(b)
Data Security Requirements	Section 4.13(k)
DGCL	Recitals
DLLCA	Recitals
Domesticated Acquiror Common Stock	Recitals
Domesticated Acquiror Units	Recitals
Domesticated Acquiror Warrants	Recitals
Domestication	Recitals
Domestication Bylaws	Recitals
Domestication Certificate of Incorporation	Recitals
Domestication Organizational Documents	Recitals
Effective Time	Section 2.2(a)
Environmental Permits	Section 4.15
ERISA Affiliate	Section 4.10(c)
Exchange Act	Section 3.1(e)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
First Merger	Recitals
First Merger Sub	Preamble
First Merger Sub Board	Recitals
First Merger Sub Common Stock	Section 5.3(b)
GAAP	Section 4.7(a)

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Governmental Authority	Section 4.5(b)
Health Plan	Section 4.10(k)
Information Statement	Section 7.3(a)
IRS	Section 4.10(b)
Lease	Section 4.12(b)
Lease Documents	Section 4.12(b)
Letter Agreement	Recitals
Letter of Transmittal	Section 3.2(b)
Lock-Up Agreement	Recitals
Material Contracts	Section 4.16(a)
Material Customers	Section 4.17
Material Suppliers	Section 4.17
Mergers	Recitals
Merger Materials	Section 7.2(a)
Merger Subs	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	Section 5.3(b)
Nonparty Affiliates	Section 10.11
Omnibus Incentive Plan	Section 7.2(a)
Omnibus Incentive Plan Share Reserve	Section 7.2(a)
Outside Date	Section 9.1(b)
PCAOB Financial Statements	Section 7.16
Per Share Stock Merger Consideration	Section 3.1(b)(i)
Per Share Warrant Merger Consideration	Section 3.1(b)(ii)
Per Share Merger Consideration	Section 3.1(b)(ii)
Plans	Section 4.10(a)
Post-Closing Equity Award Commitments	Section 6.1(b)(ii)
PPACA	Section 4.10(k)
Preferred Stock Conversion	Section 4.3(h))
Proxy Statement	Section 7.2(a)
Registration Rights Agreement	Recitals
Registration Statement	Section 7.2(a)
Remedies Exceptions	Section 4.4
Representatives	Section 7.5(a)
SEC	Section 5.7(a)
Second Effective Time	Section 2.2(a)
Second Merger	Recitals
Second Merger Sub	Preamble
Securities Act	Section 4.5(b)
Sponsor Letter	Recitals
Stockholder Support Agreement	Recitals
Surviving Corporation	Recitals
Surviving Entity	Recitals
Terminating Company Breach	Section 9.1(f)
Terminating Acquiror Breach	Section 9.1(g))
Trust Account	Section 5.13
Trust Agreement	Section 5.13
Trust Fund	Section 5.13
Trustee	Section 5.13
Written Consent	Section 7.3(a)

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1.3 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article II

AGREEMENT AND PLAN OF MERGER

2.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in Article VIII, and following the Domestication, the Conversion, and the conversion of the Company Preferred Stock pursuant to Section 3.1(a), and in accordance with the DGCL, at the Effective Time, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the surviving corporation of the First Merger (provided that references to the Company for periods after the Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b) Upon the terms and subject to the conditions set forth in Article VIII, and following the Domestication, the Conversion, the conversion of the Company Preferred Stock pursuant to Section 3.1(a), and the Effective Time, and in accordance with the DLLCA, at the Second Effective Time, the Surviving Corporation shall be merged with and into the Second Merger Sub. As a result of the Second Merger, the separate corporate existence of the Surviving Corporation shall cease and the Second Merger Sub shall continue as the surviving entity of the Second Merger (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).

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2.2 Effective Times; Closing; Closing Statements.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), and following the Domestication, the Conversion, and the conversion of the Company Preferred Stock pursuant to Section 3.1(a), the parties hereto shall cause the First Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”). As soon as practicable following the Effective Time, but in any event within three (3) days of the Effective Time, the parties hereto shall cause the Second Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and DLLCA and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Second Effective Time”).

(b) Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.2(a) with respect to the First Merger, a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

(c) For the avoidance of doubt, the Closing and the Effective Time shall not occur prior to the completion of the Domestication, the Conversion and the conversion of the Company Preferred Stock pursuant to Section 3.1(a).

(d) No later than two (2) Business Days prior to the Closing Date, Acquiror shall deliver to the Company written notice (the “Acquiror Closing Statement”) setting forth Acquiror’s good faith estimate of: (i) the amount of cash Acquiror will have on hand as of the Closing Date, and after deducting all amounts to be paid pursuant to the exercise of Redemption Rights (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Transactions); (ii) the number of shares of Domesticated Acquiror Common Stock to be outstanding as of immediately prior to the Closing after giving effect to the exercise of all Redemption Rights; and (iii) the amount of transaction fees, costs and expenses paid or required to be paid (or projected to be paid after the Closing Date) by Acquiror and its affiliates in connection with the Transactions (including the amount paid or required to be paid to each applicable payee thereof). Acquiror will consider in good faith the Company’s comments to the Acquiror Closing Statement, and if any adjustments are made to the Acquiror Closing Statement by Acquiror prior to the Closing, such adjusted Acquiror Closing Statement shall thereafter become the Acquiror Closing Statement for all purposes of this Agreement. The Acquiror Closing Statement shall be prepared in accordance with the applicable definitions contained in this Agreement.

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(e) No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to Acquiror written notice (the “Company Closing Statement”) certified by the Company’s Treasurer setting forth: (i) an estimated consolidated balance sheet of the Company as of the Effective Time; (ii) a calculation of the Company’s Net Indebtedness, Company Outstanding Shares, Stock Exchange Ratio, Warrant Fair Market Value, Warrant Exchange Ratio, Per Share Stock Merger Consideration, and Per Share Warrant Merger Consideration, in reasonable detail including for each component thereof; and (iii) the amount of transaction fees, costs and expenses paid or required to be paid and outstanding by the Company and its affiliates in connection with the Transactions (including the amount paid or required to be paid to each applicable payee thereof). Promptly upon delivering the Closing Statement to Acquiror, if requested by Acquiror, the Company will meet with Acquiror to review and discuss the Closing Statement and the Company will consider in good faith Acquiror’s comments to the Company Closing Statement and make any appropriate adjustments to the Company Closing Statement prior to the Closing, as mutually approved by the Company and Acquiror both acting reasonably and in good faith, which adjusted Company Closing Statement shall thereafter become the Company Closing Statement for all purposes of this Agreement. The Company Closing Statement and the calculations and determinations contained therein shall be prepared in accordance with the Company’s organizational documents, all documents, plans and agreements governing the Company Outstanding Shares, the DGCL and the applicable definitions contained in this Agreement.

2.3 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and First Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and First Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in the applicable provisions of the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Surviving Corporation and Second Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

2.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the First Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.7).

(b) At the Effective Time, the bylaws of the First Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.7).

(c) At the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with their terms and as provided by DLLCA (subject to Section 7.7).

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2.5 Directors and Managers.

(a) The parties will take all requisite actions such that the initial directors of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Section 2.5(a) of the Disclosure Schedules and/or such other individuals as are mutually agreed by the parties, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are duly elected or appointed and qualified.

(b) The parties will take all requisite actions such that the initial managers of the Surviving Entity immediately after the Second Effective Time shall be the individuals set forth on Section 2.5(b) of the Disclosure Schedules and/or such other individuals as are mutually agreed by the parties, each to hold office in accordance with the provisions of the DLLCA and the certificate of formation and operating agreement of the Surviving Entity and until their respective successors are duly elected or appointed and qualified.

(c) The parties shall cause the Acquiror Board as of immediately following the Effective Time to be comprised of the individuals set forth on Section 2.5(c) of the Disclosure Schedules and/or such other individuals as are mutually agreed by the parties, each to hold office in accordance with the DGCL and the Domestication Certificate of Incorporation and the bylaws of Acquiror and until their respective successors are duly elected or appointed and qualified.

Article III

CONVERSION OF SECURITIES; EXCHANGE; ADJUSTMENT

3.1 Conversion of Securities.

(a) Immediately prior to the Effective Time, the Company shall cause (i) each share of Company Series Seed Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Voting Common Stock at the then-effective conversion rate as calculated pursuant to Section 3.10 of the Company Certificate of Incorporation, and (ii) each share of Company Series CF Non-Voting Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Voting Common Stock at the then-effective conversion rate as calculated pursuant to Section 3.8 of the Company Certificate of Incorporation. All of the shares of Company Preferred Stock converted into shares of Company Voting Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such Company Preferred Stock.

(b) At the Effective Time, by virtue of the Mergers and without any action on the part of Acquiror, First Merger Sub, Second Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.1(a)) shall be canceled and converted into the right to receive:

(a) the number of shares of Domesticated Acquiror Common Stock equal to the Stock Exchange Ratio (the “Per Share Stock Merger Consideration”); plus

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(b) a warrant (each, an “Merger Consideration Warrant”) to acquire the number of shares of Domesticated Acquiror Common Stock equal to the Warrant Exchange Ratio (the “Per Share Warrant Merger Consideration” and together with the Per Share Stock Merger Consideration, the “Per Share Merger Consideration”). Each Merger Consideration Warrant is exercisable during the ten (10) year period following the Effective Time at an exercise price of $15.00 per share, and subject to the terms and conditions of a Merger Consideration Warrant Agreement in a form mutually agreed-to by the Company and Acquiror (“Merger Consideration Warrant Agreement”). Acquiror shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Merger Consideration Warrants to be issued under this Agreement remain outstanding, a sufficient number of shares Domesticated Acquiror Common Stock for delivery upon the exercise of such Assumed Warrants;

(ii) all shares of Company Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) each share of First Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(c) Effective as of the Effective Time, each Company Warrant, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into a warrant to acquire (1) that number of shares of Domesticated Acquiror Common Stock equal to (x) the number of shares of Company Common Stock subject to the applicable Company Warrant multiplied by (y) the Stock Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Domesticated Acquiror Common Stock; and (2) a Merger Consideration Warrant to acquire the number of shares of Domesticated Acquiror Common Stock equal to the Warrant Exchange Ratio (each such resulting warrant, an “Assumed Warrant”).

Each Assumed Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding former Company Warrant immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (a) each Assumed Warrant shall be exercisable solely for shares of Domesticated Acquiror Common Stock; and (b) the per share exercise price for the Domesticated Acquiror Common Stock issuable upon exercise of such Assumed Warrant shall be equal to (x) the per share exercise price for the shares of Company Common Stock subject to the applicable Company Warrant, as in effect immediately prior to the Effective Time, divided by (y) the Stock Exchange Ratio, rounding the resulting exercise price up to the nearest whole cent. Acquiror shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Warrants remain outstanding, a sufficient number of shares Domesticated Acquiror Common Stock for delivery upon the exercise of such Assumed Warrants.

(d) Effective as of the Effective Time, each Company RSU Award that is outstanding as of immediately prior to the Effective Time shall automatically, without any action on the part of the holder thereof, be converted into a Restricted Stock Unit Award of the Acquiror (“Acquiror RSU Award”) (1) covering the number of shares of Domesticated Acquiror Common Stock equal to (x) the number of shares of Company Non-Voting Common Stock subject to such Company RSU Award immediately prior to the Effective Time multiplied by (y) the Stock Exchange Ratio, rounding the resulting number down to the nearest whole number of shares of Domesticated Acquiror Common Stock; and (2) a Merger Consideration Warrant to acquire the number of shares of Domesticated Acquiror Common Stock equal to the Warrant Exchange Ratio. Except as specifically provided above, following the Effective Time, each Acquiror RSU Award shall continue to be governed by the same terms and conditions (including vesting and repurchase terms) as were applicable to the corresponding Company RSU Award immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Mergers and any related transactions. Acquiror shall take all corporate action necessary to reserve for future issuance a sufficient number of shares of Domesticated Acquiror Common Stock for delivery upon the settlement of Acquiror RSU Awards, and shall maintain such reserve for so long as any of the Acquiror RSU Awards remain outstanding.

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(e) Effective as of the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall automatically, without any action on the part of the holder thereof or the Company, be assumed and converted into an option to purchase a number of shares of Domesticated Acquiror Common Stock as determined under this Section 3.1(e) (such option, an “Assumed Option”). Each Assumed Option shall be subject to the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time:

(i) each Company Option with an Existing Strike Price of $0.06 or $0.30 shall (A) be assumed and converted into an Assumed Option to purchase a number of shares of Domesticated Acquiror Common Stock equal to (x) the number of shares of Company Voting Common Stock or Company Non-Voting Common Stock, as applicable, subject to such Company Option immediately prior to the Effective Time multiplied by (y) the Assumed Options Exchange Value divided by (z) the difference resulting from subtracting the Adjusted Strike Price from $10.00; and (B) provide that the per share exercise price of each such Assumed Option shall be equal to the Adjusted Strike Price, rounding the resulting exercise price up to the nearest whole cent.

(ii) each Company Option with an Existing Strike Price of $0.75 shall (A) be assumed and converted into an Assumed Option to purchase a number of shares of Domesticated Acquiror Common Stock equal to (x) the number of shares of Company Voting Common Stock or Company Non-Voting Common Stock, as applicable, subject to such Company Option immediately prior to the Effective Time multiplied by (y) the Stock Exchange Ratio; and (B) provide that the per share exercise price of each such Assumed Option shall be equal to the Adjusted Strike Price, rounding the resulting exercise price up to the nearest whole cent;

provided, however, that the exercise price and the number of shares of Domesticated Acquiror Common Stock purchasable pursuant to the Assumed Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Assumed Option to which Section 422 of the Code applies, the exercise price and the number of shares of Domesticated Acquiror Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Acquiror shall take all corporate action necessary to reserve for future issuance pursuant to the Omnibus Incentive Plan, and shall maintain such reservation for so long as any of the Assumed Options remain outstanding, a sufficient number of shares Domesticated Acquiror Common Stock for delivery upon the exercise of such Assumed Options. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to this subsection, or to cause any disposition or acquisition of equity securities of Acquiror pursuant to this Section 3.1(e) by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to Acquiror or who will (or is reasonably expected to) become subject to such reporting requirements with respect to Acquiror to be exempt under Rule 16b-3 under the Exchange Act. Effective as of the Effective Time or as soon thereafter as permitted under applicable Law, Acquiror shall file an appropriate registration statement or registration statements with respect to the shares of Domesticated Acquiror Common Stock subject to such Assumed Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

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3.2 Exchange.

(a) Exchange Agent. On the Closing Date, Acquiror shall deposit, or shall cause to be deposited, with Continental Stock Transfer & Trust Company, or such other bank or trust company that shall be designated by Acquiror and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of the Company Stock, for exchange in accordance with this Article III, the number of shares of Domesticated Acquiror Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of Domesticated Acquiror Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.2(c) being hereinafter referred to as the “Exchange Fund”). Acquiror shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.2(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the date hereof, Acquiror shall use its reasonable best efforts to cause the Exchange Agent to mail (or send by electronic mail) to each holder of Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.1(a) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 3.1 a letter of transmittal, which shall be in a form reasonably acceptable to Acquiror and the Company (the “Letter of Transmittal”) and shall specify instructions for delivering the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after submitting to the Exchange Agent such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, such holder of shares of Company Stock shall be entitled to receive in exchange therefore, and Acquiror shall cause the Exchange Agent to deliver, the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.1, and such shares of Company Stock shall forthwith be cancelled. Notwithstanding the foregoing, after the Effective Time Acquiror may in its sole discretion cause the Exchange Agent to deliver the applicable Per Share Merger Consideration to any holder of shares of Company Stock notwithstanding the fact that such holder has not submitted a Letter of Transmittal to the Exchange Agent, after which the shares of Company Stock held by such holder shall forthwith be cancelled.

(c) Distributions with Respect to Uncancelled Shares. No dividends or other distributions declared or made after the Effective Time with respect to the Domesticated Acquiror Common Stock with a record date after the Effective Time shall be paid to any holder of shares of Company Stock with respect to the shares of Domesticated Acquiror Common Stock represented thereby until the Company Stock held by such holder is cancelled in accordance with Section 3.2(b)Subject to the effect of escheat, Tax or other applicable Laws, following such cancellation, Acquiror shall pay or cause to be paid to the holder of the shares of Domesticated Acquiror Common Stock issued to such holder, without interest, (i) promptly, but in any event within five (5) Business Days of such cancellation, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Domesticated Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to such cancellation and a payment date occurring after surrender, payable with respect to such shares of Domesticated Acquiror Common Stock.

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(d) No Further Rights in Company Common Stock. The Per Share Merger Consideration payable upon conversion of the Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.1(a) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Stock.

(e) Adjustments to Per Share Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Acquiror Class A Common Stock, Acquiror Class B Common Stock and/or Domesticated Acquiror Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Stock for one year after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Company Stock who have not theretofore complied with this Section 3.2 shall thereafter look only to Acquiror for the applicable Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Acquiror free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, Acquiror, the Surviving Entity or the Surviving Corporation shall be liable to any holder of Company Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.1(a) for any Domesticated Acquiror Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.2.

(h) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, the Surviving Entity, First Merger Sub, Second Merger Sub, Acquiror, and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the United States Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.

(i) Fractional Shares. No certificates or scrip or shares representing fractional shares of Domesticated Acquiror Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Acquiror or a holder of shares of Domesticated Acquiror Common Stock. In lieu of any fractional share of Domesticated Acquiror Common Stock to which any holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Domesticated Acquiror Common Stock with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

3.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law.

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3.4 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have neither voted in favor of the Mergers nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Common Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such shareholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Stock under Section 262 of the DGCL, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Merger Consideration, without any interest thereon in accordance with this Agreement.

(b) Prior to the Closing, the Company shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed for purposes of Sections 4.1, 4.2, 4.3 or 4.4 shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedules), the Company hereby represents and warrants to Acquiror, First Merger Sub and Second Merger Sub as follows:

4.1 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.1(b) of the Company Disclosure Schedule. Other than the Company Subsidiaries set forth in Section 4.1(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

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4.2 Certificate of Incorporation and Bylaws. The Company has made available (and, with respect to organizational documents of the Company and Company Subsidiaries in existence as of the date hereof, has made available prior to the date of this Agreement) to Acquiror and/or its Representatives in the Virtual Data Room a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 300,000,000 shares of Company Voting Common Stock, 200,000,000 shares of Company Non-Voting Common Stock and 50,000,000 shares of Company Preferred Stock, of which (i) 10,000,000 shares have been designated as Company Series Seed Preferred Stock, (ii) 25,000,000 shares have been designated Company Series CF Non-Voting Preferred Stock, and (iii) 15,000,000 shares are undesignated. As of the date hereof, (i) 78,353,333 shares of Company Voting Common Stock are issued and outstanding, (ii) 48,375,025 shares of Company Non-Voting Common Stock are issued and outstanding, (iii) 683,333 shares of Company Series Seed Preferred Stock are issued and outstanding, (iv) 18,811,339 shares of Company Series CF Non-Voting Preferred Stock are issued and outstanding, (v) no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company, (vi) 4,813,833 Company RSU Awards are outstanding pursuant to the Company Option Plans, (vii) 72,373,357 shares of Company Common Stock are reserved for future issuance under the Company Option Plans, and (viii) 12,813,310 shares of Company Common Stock are available for future issuance pursuant to the Company Option Plans.

(b) Except as set forth in Section 4.3(b) of the Company Disclosure Schedule, other than the Company Options, the Company Preferred Stock, and the Company Warrants, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any Company Subsidiary. Except as set forth in the Company Voting Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Stock or any of the equity interests or other securities of the Company.

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(c) Section 4.3(c) of the Company Disclosure Schedule sets forth, as of the date hereof, the following information with respect to each Company Option, Company RSU Award and Company Warrant outstanding as of the date hereof, as applicable: (i) the name of the Company Option recipient, Company RSU Award recipient or Company Warrant recipient or the name of the holder of the Company Warrant; (ii) the Company Option Plan, if any, pursuant to which such Company Option or Company RSU Award was granted; (iii) the number of shares of Company Stock subject to such Company Option, Company RSU Award or Company Warrant; (iv) the exercise or purchase price of such Company Option, Company RSU Award or Company Warrant; (v) the date on which such Company Option, Company RSU Award or Company Warrant was granted or issued; and (vi) the date on which such Company Option or Company Warrant expires. The Company has made available to Acquiror and/or its Representatives in the Virtual Data Room accurate and complete copies of (y) the Company Option Plans pursuant to which the Company has granted the Company Options or Company RSU Awards that are currently outstanding and the form of all stock and stock-based award agreements evidencing such Company Option or Company RSU Award and (z) the Company Warrants. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e) Except as set forth in Section 4.3(e) of the Disclsoure Schedules (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option or Company RSU Award as a result of the consummation of the Transactions, and (ii) all outstanding Company Stock, all outstanding Company Options, all outstanding Company RSU Awards, all outstanding Company Warrants and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance in all material respects with (A) all applicable securities laws and other applicable laws and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries.

(f) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(g) The shareholders of the Company collectively own directly, beneficially and of record all of the equity of the Company (which are represented by the issued and outstanding shares of Company Common Stock and Company Preferred Stock). Except for the Company Stock held by the shareholders of the Company, the Company Options, the Company RSU Awards and the Company Warrants, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(h) Immediately prior to the Effective Time, (i) each share of Company Series Seed Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Voting Common Stock at the then-effective conversion rate as calculated pursuant to Section 3.10 of the Company Certificate of Incorporation, and (ii) each share of Company Series CF Non-Voting Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Voting Common Stock at the then-effective conversion rate as calculated pursuant to Section 3.8 of the Company Certificate of Incorporation (the “Preferred Stock Conversion”). After the Preferred Stock Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities. Subject to and upon receipt of the Company Stockholder Approval, the Preferred Stock Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company.

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4.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Mergers, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror, First Merger Sub and Second Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Mergers or the other Transactions.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.5(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.5(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.5(b) have been obtained and all filings and obligations described in Section 4.5(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

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(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

4.6 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

4.7 Financial Statements.

(a) The Company has made available to Acquiror and/or its Representatives in the Virtual Data Room true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2022 (the “2022 Balance Sheet”) and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the year then ended, each audited in accordance with the auditing standards of AICPA (the “Audited Financial Statements”), which are attached as Section 4.7(a) of the Company Disclosure Schedule. The Audited Financial Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) Except as and to the extent set forth on the 2022 Balance Sheet, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since the date of such 2022 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(c) Since January 1, 2021, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

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(d) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

4.8 Absence of Certain Changes or Events. Since the date of the 2022 Balance Sheet and on and prior to the date of this Agreement, except as otherwise reflected in the Audited Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of the covenants set forth in Section 6.1 (other than the covenants set forth in Section 6.1(b)(i)- 6.1(b)(vi)and Section 6.1(b)(x)).

4.9 Absence of Litigation. There is no material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority or any arbitration proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date hereof, all employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party or bound, with respect to which the Company or any Company Subsidiary has any obligation (other than (i) the Company or any Company Subsidiary’s standard form(s) of at-will offer letter or consulting agreement, which forms have been made available to Acquiror and/or its Representatives in the Virtual Data Room, and permit(s) termination of employment: (x) by the Company or a Company Subsidiary with no more than ten (10) day’s advance notice, and (y) without severance or other payment or penalty obligations of the Company or any Company Subsidiary, or (ii) customary employee or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently outstanding or unpaid). Section 4.10(a) of the Company Disclosure Schedule also lists, as of the date hereof, all material Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant, and under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”).

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(b) With respect to each material Plan, the Company has made available to Acquiror and/or its Representatives in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2019 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(d) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law.

(f) Each Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

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(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.

(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

(m) No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any Company Employees who reside or work outside of the United States.

4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position (including whether full- or part- time) and location of employment; (iii) hire date and service date (if different); (iv) current annualized base salary or (if paid on an hourly basis) hourly rate of pay, and status as exempt or non-exempt under the Fair Labor Standards Act and analogous state wage laws; (v) commission, bonus or other incentive-based compensation eligibility, and all other compensation for which he or she is eligible. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

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(b) No employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and there have never been any, strikes, lockouts or work stoppages existing or, to the company’s knowledge, threatened, with respect to any employees or the Company or any Company Subsidiaries or any other individuals who have provided services with respect to the Company or any Company Subsidiaries. There have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(c) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees or independent contractors.

(d) The Company and the Company Subsidiaries are and have been since January 1, 2020 in compliance in all material respects with all applicable Laws relating to labor and employment, and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing. Each employee of the Company and each Company Subsidiary and any other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual for all services performed for, or provided to, the Company and each Company Subsidiary.

4.12 Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists, as of the date hereof, the street address of each parcel of Leased Real Property, and sets forth a list, as of the date hereof, of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses the Leased Real Property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Acquiror and/or its Representatives in the Virtual Data Room. (i) There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any real property, and (ii) all Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not have a Company Material Adverse Effect.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

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(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not have a Company Material Adverse Effect.

4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date hereof, of all of the following that are owned or purported to be owned, used or held for use by the Company and/or the Company Subsidiaries: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP and to which the Company or any Company Subsidiary is party, including for the Software or Business Systems of any other person (other than (x) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and annual license and maintenance fees of less than $100,000 and (y) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $100,000 or less per annum); and (iii) any Software or Business Systems constituting Company-Owned IP that are either (A) incorporated into or used in connection with the Products or (B) otherwise material to the business of the Company or any Company Subsidiary as currently conducted as of the date hereof. To the knowledge of the Company, the Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b) The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP is threatened in writing, or, to the Company’s knowledge, pending.

(c) The Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain and protect Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. To the Company’s knowledge, neither the Company nor any Company Subsidiaries has disclosed any material trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d) (i) There have been no claims filed and served or threatened in writing, against the Company or any Company Subsidiary, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

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(e) All persons who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to Acquiror and/or its respective Representatives in the Virtual Data Room, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f) Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 4.13(a) of the Company Disclosure Schedule.

(g) The Company has not embedded, used or distributed any Open Source Software in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service.

(h) The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any material Company IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the material source code to any of the Business Systems or Product components at no or minimal charge.

(i) To the Company’s knowledge, there are no defects or technical concerns or problems, in each case that are current, unresolved and material, in any of the Products currently commercialized by the Company or under development which are not of the type that are capable of being remediated in the ordinary course of business without materially delaying the Company’s commercialization timeline as currently planned.

(j) To the Company’s knowledge, since January 1, 2021, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Company and each of the Company Subsidiaries have purchased a sufficient number of licenses for the operation of their Business Systems that constitute Company-Licensed IP as currently conducted or as contemplated to be conducted as of the date hereof.

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(k) Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company and each of the Company Subsidiaries currently and previously have complied with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere, (iv) PCI DSS and (v) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems constituting Company-Owned IP and any Business Data, including where applicable, implementing commercially reasonable procedures designed to prevent unauthorized access and the introduction of Disabling Devices, and the taking and storing on-site and off-site of back-up copies of critical data. The Company’s and the Company Subsidiaries’ employees and contractors receive training on information security issues where appropriate based on the employees’ and contractors’ roles within Company or Company Subsidiaries. To the Company’s knowledge, there is no Disabling Device in any of the Business Systems constituting Company-Owned IP or Product components. Since January 1, 2021, neither the Company nor any of the Company Subsidiaries has (x) to the Company’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) to the Company’s knowledge, been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. Neither the Company nor any of the Company Subsidiaries has provided or, to the Company’s knowledge, been legally required to provide any notice to data owners in connection with any unauthorized access, use, disclosure or other processing of Personal Information.

(l) Except as would not be expected to result in a Company Material Adverse Effect, the Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub or Acquiror from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

(m) All past and current employees and independent contractors of the Company and the Company Subsidiaries are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all Confidential Information acquired or contributed by them in the course of their employment.

(n) Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company-Owned IP.

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4.14 Taxes.

(a) The Company and the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted, or proposed or threatened in writing; and (v) have provided adequate reserves in accordance with GAAP in the Audited Financial Statements for any material Taxes of the Company or any Company Subsidiary as of the date of the Audited Financial Statements that have not been paid.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d) Each of the Company and the Company Subsidiaries have withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is the common parent).

(f) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes).

(g) Neither the Company nor any Company Subsidiary has (i) any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

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(h) The Company has made available to Acquiror true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company and the Company Subsidiaries for tax years ending on or after December 31, 2018, except for the tax year ending December 31, 2022.

(i) Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

(j) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes.

(l) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(m) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary: (A) is a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction.

(o) For U.S. federal income tax purposes, the Company is, and has been since its formation, classified as a corporation.

(p) As the date hereof, the Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any current facts or circumstances, that could reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(q) Each of the Company and the Company Subsidiaries: (i) has had a reasonable opportunity to consult with Tax advisors of its own choosing (and prior to Closing, has advised its owners to consult with Tax advisors of their own choosing), in each case regarding this Agreement, the Transactions, and the Tax structure of the Transactions; (ii) is aware of the anticipated Tax consequences of the Transactions and that such consequences may not be free from doubt; (iii) is relying solely upon its own Representatives and not relying upon any other party or its Representatives for Tax advice regarding the Transactions; (iv) other than representations and warranties explicitly provided pursuant to this Agreement and advice from its own Representatives, is not relying upon any representation, warranty, assurance, statement or expectation of any other person in determining the Tax consequences of the Transactions; and (v) prior to Closing, has advised its owners that neither the Company nor any its affiliates (nor any of their Representatives) is providing them any representation, warranty or assurance regarding the Tax consequences of the Transactions or otherwise providing them Tax advice.

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4.15 Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries is in violation of applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation of, or liability under, Environmental Laws, except in each case as would not have a Company Material Adverse Effect. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

4.16 Material Contracts.

(a) Section 4.16(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.16(a) of the Company Disclosure Schedule, excluding any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $1,000,000, in the aggregate, over any 12-month period;

(ii) each contract and agreement with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable by the Company or any Company Subsidiary of more than $3,000,000, in the aggregate, over any 12-month period;

(iii) all management contracts (excluding contracts for employment) and contracts with other consultants;

(iv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements (excluding reseller agreements in the ordinary course of business) to which the Company or any Company Subsidiary is a party that provide for payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary in excess of $1,000,000, in the aggregate, over any 12-month period;

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(v) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(vi) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $100,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(vii) all partnership, joint venture or similar agreements;

(viii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(ix) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xi) all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;

(xii) all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a) of the Company Disclosure Schedule;

(xiii) all contracts which involve the license or grant of rights to Company-Owned IP by the Company;

(xiv) all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis;

(xv) all contracts or agreements for the development of material Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements entered into on the Company’s standard form of such agreement made available to Acquiror and/or its Representatives in the Virtual Data Room);

(xvi) all contracts and agreements that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise); and

(xvii) all contracts and agreements relating to a Company Interested Party Transaction;

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(xviii) all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $100,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief; and

(xix) all material contracts with any Material Customer or Material Supplier.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect. The Company has, in all respects, furnished or made available to Acquiror and/or its Representatives in the Virtual Data Room true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

4.17 Customers, Vendors and Suppliers. Section 4.17 of the Company Disclosure Schedule sets forth as of the date of this Agreement the customers and suppliers the loss of which would which could be expected to result in a Company Material Adverse Effect (a “Material Customer” and “Material Supplier”). To the knowledge of the Company as of the date of this Agreement, there is no present intent, and the Company has not received written notice that, any Material Customer or Material Supplier will discontinue or materially alter its relationship with the Company.

4.18 Insurance.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured (except with respect to policies of subcontractors of the Company or a Company Subsidiary entered into in the ordinary course of business consistent with past practice) or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer and the principal insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

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4.19 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Mergers are fair to and in the best interests of the Company and its shareholders, (b) approved this Agreement and the Mergers and declared their advisability, and (c) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Mergers and directed that this Agreement and the Transactions (including the Mergers) be submitted for consideration by the Company’s shareholders. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

4.20 Certain Business Practices.

(a) Since January 1, 2022, none of the Company, any Company Subsidiary, any of their respective directors or officers, or to the Company’s knowledge, employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b) Since January 1, 2022, none of the Company, any Company Subsidiary, any of their respective directors or officers, or to the Company’s knowledge, employees or agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c) There are no, and since January 1, 2022, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

4.21 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary (including any loan or lending arrangement), other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.21. There are no contracts or arrangements between the Company or any of the Company Subsidiaries and any family member of any director, officer or other affiliate of the Company or any of the Company Subsidiaries.

4.22 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

4.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

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4.24 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Acquiror, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Acquiror, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Acquiror, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR, FIRST MERGER SUB AND SECOND MERGER SUB

Except as set forth (i) in the Acquiror SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Acquiror SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such an Acquiror SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.1 (Corporate Organization), Section 5.3 (Capitalization) and Section 5.4 (Authority Relative to This Agreement)), or (ii) in the Acquiror’s disclosure schedule delivered by Acquiror in connection with this Agreement (the “Acquiror Disclosure Schedule”) Acquiror hereby represents and warrants to the Company as follows:

5.1 Corporate Organization.

(a) Each of Acquiror, First Merger Sub and Second Merger Sub is a company, limited liability company or corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be an Acquiror Material Adverse Effect.

(b) First Merger Sub and Second Merger Sub are the only subsidiaries of Acquiror. Except for First Merger Sub and Second Merger Sub, Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

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5.2 Organizational Documents. Each of Acquiror, First Merger Sub and Second Merger Sub has heretofore furnished to the Company complete and correct copies of the Acquiror Organizational Documents, the First Merger Sub Organizational Documents and the Second Merger Sub Organizational Documents. The Acquiror Organizational Documents, the First Merger Sub Organizational Documents and the Second Merger Sub Organizational Documents are in full force and effect. Neither Acquiror, First Merger Sub nor Second Merger Sub is in violation of any of the provisions of the Acquiror Organizational Documents, the First Merger Sub Organizational Documents and the Second Merger Sub Organizational Documents.

5.3 Capitalization.

(a) The authorized share capital of Acquiror consists of (i) 400,000,000 shares of Acquiror Class A Common Stock, (ii) 40,000,000 shares of Acquiror Class B Common Stock and (iii) 4,000,000 preference shares, par value $0.0001 per share (“Acquiror Preferred Stock”). As of the date of this Agreement (i) 1,301,952 shares of Acquiror Class A Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 2,875,000 shares of Acquiror Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no shares of Acquiror Class A Common Stock or Acquiror Class B Common Stock are held in the treasury of Acquiror, (iv) 17,260,000 Acquiror Warrants are issued and outstanding, and (v) 17,260,000 shares of Acquiror Class A Common Stock are reserved for future issuance pursuant to the Acquiror Warrants. As of the date of this Agreement, there are no shares of Acquiror Preferred Stock issued and outstanding. Each Acquiror Warrant is exercisable for one share of Acquiror Class A Common Stock at an exercise price of $11.50, subject to the terms of such Acquiror Warrant and the Acquiror Warrant Agreement.

(b) As of the date of this Agreement, the authorized capital stock of First Merger Sub consists of 1,000 shares of common stock, par value $0.000001 per share (the “First Merger Sub Common Stock”). As of the date hereof, Acquiror is the sole member and owner of all (100%) of the membership interests of Second Merger Sub. As of the date hereof, 1,000 shares of First Merger Sub Common Stock are issued and outstanding. All outstanding shares of First Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Acquiror free and clear of all Liens, other than transfer restrictions under applicable securities laws and the First Merger Sub Organizational Documents. All membership interests of Second Merger Sub have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Acquiror free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Second Merger Sub Organizational Documents.

(c) All outstanding Acquiror Units, shares of Acquiror Class A Common Stock, shares of Acquiror Class B Common Stock and Acquiror Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Acquiror Organizational Documents.

(d) The Per Share Merger Consideration being delivered by Acquiror hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Domestication Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

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(e) Except for the Acquiror Warrants and the Acquiror Class B Common Stock, Acquiror has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other equity interests in, Acquiror. All shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Acquiror nor any subsidiary of Acquiror is a party to, or otherwise bound by, and neither Acquiror nor any subsidiary of Acquiror has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement, Acquiror is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Acquiror Common Stock or any of the equity interests or other securities of Acquiror or any of its subsidiaries. Except with respect to the Redemption Rights and the Acquiror Warrants, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock. There are no outstanding contractual obligations of Acquiror to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

5.4 Authority Relative to This Agreement. Each of Acquiror, First Merger Sub and Second Merger Sub have all necessary corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Acquiror, First Merger Sub and Second Merger Sub and the consummation by each of Acquiror, First Merger Sub and Second Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, action, and no other corporate or limited liability company, as applicable, proceedings on the part of Acquiror, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Acquiror Proposals (other than the Domestication), (i) the approval and adoption of this Agreement by an ordinary resolution under Cayman Islands law by (x) the holders of a majority of the shares of Acquiror Common Stock, voting together as a single class, represented in person or by proxy and entitled to vote thereon, voting and who vote at a general meeting with respect thereto and (y) the holders of a majority of the outstanding shares of First Merger Sub Common Stock, and (ii) the filing and recordation of appropriate merger documents as required by the DGCL and DLLCA and (b) with respect to the Domestication, the approval and adoption of the Domestication (including the adoption and approval of the amendment to the Acquiror Articles of Association, a certificate of corporate domestication and the Domestication Organizational Documents) by special resolution under Cayman Islands law by the holders of at least two-thirds of the shares of Acquiror Common Stock, voting together as a single class, represented in person or by proxy and entitled to vote thereon, voting and who vote at a general meeting with respect thereto) (collectively, the “Acquiror Stockholders’ Approval”). This Agreement has been duly and validly executed and delivered by Acquiror, First Merger Sub and Second Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror, First Merger Sub or Second Merger Sub, enforceable against Acquiror, First Merger Sub or Second Merger Sub in accordance with its terms subject to the Remedies Exceptions. The Acquiror Board has approved this Agreement and the Transactions (including the Domestication), and such approvals are sufficient so that the restrictions on business combinations set forth in the Acquiror Articles of Association shall not apply to the Mergers, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of Acquiror, no other state takeover statute is applicable to the Mergers or the other Transactions.

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5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Acquiror, First Merger Sub and Second Merger Sub do not, and the performance of this Agreement by each of Acquiror, First Merger Sub and Second Merger Sub will not, (i) conflict with or violate the Acquiror Organizational Documents, the Domestication Organizational Documents, the First Merger Sub Organizational Documents or the Second Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.5(b) have been obtained and all filings and obligations described in Section 5.5(b) have been made, conflict with or violate any Law applicable to each of Acquiror, First Merger Sub or Second Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Acquiror, First Merger Sub or Second Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Acquiror, First Merger Sub or Second Merger Sub is a party or by which each of Acquiror, First Merger Sub or Second Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have an Acquiror Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Acquiror, First Merger Sub and Second Merger Sub do not, and the performance of this Agreement by each of Acquiror, First Merger Sub and Second Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws and filing and recordation of appropriate merger documents as required by the DGCL or the DLLCA, (ii) in connection with the Domestication, the applicable requirements and required approval of the Registrar of Companies in the Cayman Islands and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Acquiror, First Merger Sub or Second Merger Sub from performing its material obligations under this Agreement.

5.6 Compliance. Neither Acquiror, First Merger Sub nor Second Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Acquiror, First Merger Sub or Second Merger Sub or by which any property or asset of Acquiror, First Merger Sub or Second Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror, First Merger Sub or Second Merger Sub is a party or by which Acquiror, First Merger Sub or Second Merger Sub or any property or asset of Acquiror, First Merger Sub or Second Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have an Acquiror Material Adverse Effect. Each of Acquiror, First Merger Sub and Second Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Acquiror, First Merger Sub or Second Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

5.7 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Acquiror has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since August 11, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Acquiror SEC Reports”). Acquiror has hereto furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Acquiror with the SEC to all agreements, documents and other instruments that previously had been filed with Acquiror with the SEC and are currently in effect. As of their respective dates, the Acquiror SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Acquiror SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Acquiror SEC Report. Each director and executive officer of Acquiror is in material compliance with the filing requirements of Section 16(a) of the Exchange Act and the rules and regulations thereunder.

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(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Acquiror as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Reports. No financial statements other than those of Acquiror are required by GAAP to be included in the consolidated financial statements of Acquiror.

(c) Except as and to the extent set forth in the Acquiror SEC Reports, neither Acquiror, First Merger Sub nor Second Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Acquiror’s and Merger Sub’s business. Set forth in Section 5.7(c) of the Acquiror Disclosure Schedule is an estimate of all transaction fees, costs and expenses required to be paid by Acquiror and its affiliates in connection with the Transactions.

(d) Acquiror is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(f) Acquiror maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Acquiror maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Acquiror has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Acquiror to Acquiror’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Acquiror to record, process, summarize and report financial data. Acquiror has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Acquiror. Since September 30, 2020, there have been no material changes in Acquiror’s internal control over financial reporting.

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(g) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror, and Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.8 Absence of Certain Changes or Events. Since August 11, 2021 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) Acquiror has conducted no business other than the public offering of its securities (and the related private offerings), public reporting and its search for an initial business combination (and, in each case, all other activities customarily associated therewith), (b) Acquiror has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (c) Acquiror has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (d) there has not been an Acquiror Material Adverse Effect, and (e) Acquiror has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.2.

5.9 Absence of Litigation. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror, or any property or asset of Acquiror, before any Governmental Authority. Neither Acquiror nor any material property or asset of Acquiror is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Acquiror, continuing investigation by, any Governmental Authority.

5.10 Board Approval; Vote Required.

(a) The Acquiror Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement (including the Domestication) are fair to and in the best interests of Acquiror and its shareholders, (ii) approved this Agreement and the transactions contemplated by this Agreement (including the Domestication) and declared their advisability, (iii) recommended that the shareholders of Acquiror approve and adopt this Agreement and the Mergers, and directed that this Agreement and the Mergers be submitted for consideration by the shareholders of Acquiror at the Acquiror Stockholders’ Meeting.

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(b) The only vote of the holders of any class or series of share capital of Acquiror necessary to approve the Domestication and the Mergers is Acquiror Stockholders’ Approval.

(c) The First Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the First Merger are fair to and in the best interests of First Merger Sub and its sole stockholder, (ii) approved this Agreement and the First Merger and declared its advisability, (iii) recommended that the sole stockholder of First Merger Sub approve and adopt this Agreement and approve the First Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of First Merger Sub.

(d) Acquiror, as the sole member of Second Merger Sub, has authorized, approved and adopted this Agreement, the Second Merger and the other transactions contemplated by this Agreement pursuant to written resolutions not subsequently rescinded or modified in any way.

(e) The only vote of the holders of any class or series of capital stock of First Merger Sub and Second Merger Sub that is necessary to approve this Agreement, the Mergers and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of First Merger Sub Common Stock and the affirmative vote of Acquiror as the sole member of Second Merger Sub.

5.11 No Prior Operations of First Merger Sub and Second Merger Sub. First Merger Sub and Second Merger Sub were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement. The Second Merger Sub has at all times during its existence been treated as a disregarded entity for federal and applicable state and local income Tax purposes and its assets are thereby treated for applicable income Tax purposes as owned by Acquiror, and no election has been made or will be made, nor has any action been taken or will be taken, to treat the Second Merger Sub as a corporation or a partnership for income Tax purposes.

5.12 Brokers. Except for the deferred underwriting commissions and expenses owed to Maxim Group LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror, First Merger Sub or Second Merger Sub.

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5.13 Acquiror Trust Fund. As of the date of this Agreement, Acquiror has no less than $12,878,920 in the trust fund established by Acquiror for the benefit of its public shareholders (the “Trust Fund”) (including an aggregate of approximately $4,025,000 of deferred underwriting discounts and commissions being held in the Trust Fund) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of August 11, 2021, between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Acquiror has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Acquiror or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between Acquiror and the Trustee that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Acquiror Organizational Documents. To Acquiror’s knowledge, as of the date of this Agreement, following the Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of Acquiror, threatened in writing with respect to the Trust Account. Upon consummation of the First Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Acquiror shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Acquiror as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Acquiror due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to shareholders of Acquiror who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Acquiror in connection with its efforts to effect the Mergers. Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror at the Effective Time.

5.14 Employees. None of Acquiror, First Merger Sub or Second Merger Sub has, or has had, any employees. Other than any officers as described in the Acquiror SEC Reports, Acquiror, First Merger Sub and Second Merger Sub have no employees on their payroll, and have not retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any officer or director. Acquiror, First Merger Sub and Second Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the Transactions contemplated hereunder (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) cause any compensatory payment or benefit, including any retention, bonus, fee, distribution, remuneration, or other compensation payable to any Person who is or has been an employee of or independent contractor to Acquiror (other than fees paid to consultants, advisors, placement agents or underwriters engaged by Acquiror in connection with its initial public offering or this Agreement and the Transactions) to increase or become due to any such Person or (ii) result in forgiveness of indebtedness with respect to any employee of Acquiror.

5.15 Taxes.

(a) Acquiror, First Merger Sub and Second Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Acquiror for any material Taxes of Acquiror as of the date of such financial statements that have not been paid.

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(b) None of Acquiror, First Merger Sub or Second Merger Sub is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) None of Acquiror, First Merger Sub or Second Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing, (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing, or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(d) Each of Acquiror, First Merger Sub and Second Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment, and withholding of Taxes.

(e) None of Acquiror, First Merger Sub or Second Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which Acquiror was the common parent).

(f) None of Acquiror, First Merger Sub or Second Merger Sub has any material liability for the Taxes of any person (other than Acquiror, First Merger Sub and Second Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes).

(g) None of Acquiror, First Merger Sub or Second Merger Sub has any request for a material ruling in respect of Taxes pending between Acquiror, First Merger Sub or Second Merger Sub, on the one hand, and any Tax authority, on the other hand.

(h) Neither Acquiror, First Merger Sub nor Second Merger Sub has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment, in whole or in part, under Section 355 of the Code in the two years prior to the date of this Agreement.

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(i) None of Acquiror, First Merger Sub or Second Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing or, to the knowledge of Acquiror, First Merger Sub or Second Merger Sub, has threatened to assert against Acquiror, First Merger Sub or Second Merger Sub any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(k) There are no Tax liens upon any assets of Acquiror, First Merger Sub or Second Merger Sub except for Permitted Liens.

(l) None of Acquiror, First Merger Sub or Second Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Acquiror nor Merger Sub (i) is a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (iii) has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m) None of Acquiror, First Merger Sub or Second Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which Acquiror, First Merger Sub or Second Merger Sub does not file Tax Returns stating that Acquiror, First Merger Sub or Second Merger Sub is or may be subject to Tax in such jurisdiction.

(n) For U.S. federal income tax purposes, (i) each of Acquiror and First Merger Sub is, and has been since its formation, classified as a corporation, and (ii) Second Merger Sub is, and has been since its formation, disregarded as separate from Acquiror.

(o) As the date hereof, none of Acquiror, First Merger Sub or Second Merger Sub has taken any action, nor to the knowledge of Acquiror, First Merger Sub or Second Merger Sub are there any current facts or circumstances, that could reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(p) Each of Acquiror, First Merger Sub and Second Merger Sub: (i) has had a reasonable opportunity to consult with Tax advisors of its own choosing (and prior to Closing has advised its owners to consult with Tax advisors of their own choosing), in each case regarding this Agreement, the Transactions, and the Tax structure of the Transactions; (ii) is aware of the anticipated Tax consequences of the Transactions and that such consequences may not be free from doubt; (iii) is relying solely upon its own Representatives and is not relying upon any other party or its Representatives for Tax advice regarding the Transactions; (iv) other than representations and warranties explicitly provided pursuant to this Agreement and advice from its own Representatives, is not relying upon any representation, warranty, assurance, statement or expectation of any other person in determining the Tax consequences of the Transactions; and (v) prior to Closing, has advised, except as required by applicable Law, its owners that neither the Acquiror nor any its affiliates (nor any of their Representatives) is providing them any representation, warranty or assurance regarding the Tax consequences of the Transactions or otherwise providing them Tax advice.

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5.16 Registration and Listing. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “OXACU.” The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “OXAC.” The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “OXACW.” As of the date of this Agreement, there is no Action pending or, to the knowledge of Acquiror, threatened in writing against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the shares of Acquiror Class A Common Stock, or Acquiror Warrants or terminate the listing of Acquiror on the Nasdaq Capital Market. None of Acquiror or any of its affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the shares of Acquiror Class A Common Stock, or the Acquiror Warrants under the Exchange Act.

5.17 Insurance. Except for directors’ and officers’ liability insurance, Acquiror does not maintain any insurance policies.

5.18 Intellectual Property. Neither Acquiror nor either Merger Sub owns, licenses or otherwise has any material right, title or interest in any Intellectual Property. To the knowledge of Acquiror, neither Acquiror nor either Merger Sub infringes, misappropriates or violates any Intellectual Property of any other Person.

5.19 Agreements, Contracts and Commitments.

(a) Section 5.19 of the Acquiror Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Acquiror, First Merger Sub or Second Merger Sub is party, including contracts by and among Acquiror, First Merger Sub or Second Merger Sub, on the one hand, and any director, officer, stockholder or Affiliate of such parties (the “Acquiror Material Contracts”), other than any such Acquiror Material Contract that is listed as an exhibit to any Acquiror SEC Report.

(b) Neither Acquiror nor, to the knowledge of Acquiror, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Acquiror Material Contract.

5.20 Title to Property. Neither Acquiror nor either Merger Sub owns or leases any real property or personal property. There are no options or other contracts under which Acquiror or either Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

5.21 Investment Company Act. Acquiror is not required to register as an “investment company” under (and within the meaning of) the Investment Company Act of 1940, as amended.

5.22 Acquiror’s and Merger Sub’s Investigation and Reliance. Each of Acquiror, First Merger Sub and Second Merger Sub is a sophisticated purchaser and each acknowledges, covenants and agrees, on behalf of themselves and their respective Representatives: (a) that in entering into this Agreement, they have relied solely on their own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Acquiror, First Merger Sub and Second Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose, (b) that they have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions, (c) that neither Acquiror, First Merger Sub nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, (d) that neither the Company nor any of its respective shareholders, affiliates or Representatives shall have any liability to Acquiror, First Merger Sub, Second Merger Sub or any of their respective shareholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Acquiror, First Merger Sub or Second Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, and (e) that Acquiror, First Merger Sub and Second Merger Sub acknowledge that neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

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Article VI

CONDUCT OF BUSINESS PENDING THE MERGERS

6.1 Conduct of Business by the Company Pending the Mergers.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.1 of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Acquiror shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

(ii) in each case in all material respects, the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations (provided that neither the Company nor any Company Subsidiaries shall be required to amend or otherwise change any Plan for purposes of this Section (ii);

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.1 of the Company Disclosure Schedule, or (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary or (B) any assets of the Company or any Company Subsidiary;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or distributions made by a Company Subsidiary to the Company or a Company Subsidiary;

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(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, except for acquisitions by the Company or any Company Subsidiary of stock or assets of the Company or any Company Subsidiary; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, except for (i) advances, loans or other incurrence of indebtedness of any kind under any credit facilities or other debt instrument (including under any applicable credit line) of the Company or the Company Subsidiaries not to exceed $100,000 and (ii) any such indebtedness among the Company and the Company Subsidiaries or among the Company Subsidiaries;

(vi) other than in the ordinary course of business, (A) grant any material increase in the compensation, incentives or benefits payable or to become payable to any current or former director or executive officer, (B) enter into any new, or materially amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director or executive officer, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director or executive officer;

(vii) adopt, materially amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(viii) materially amend the Company’s accounting policies or procedures, other than reasonable and usual amendments in the ordinary course of business or as required by GAAP;

(ix) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(x) (A) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than in the ordinary course of business consistent with past practice;

(xi) fail to maintain the existence of, or use reasonable efforts to protect, Company-Owned IP;

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(xii) other than in the ordinary course of business, enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products that would be owned by the counterparty to such contract, agreement or arrangement;

(xiii) intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP;

(xiv) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $500,000 in the aggregate;

(xv) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties;

(xvi) fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole; or

(xvii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Acquiror to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.1 shall give to Acquiror, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of Acquiror and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.2 Conduct of Business by Acquiror and Merger Subs Pending the Mergers. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority) or in connection with the Domestication, Acquiror agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Acquiror, First Merger Sub and Second Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority) or in connection with the Domestication, neither Acquiror, First Merger Sub nor Second Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the Acquiror Organizational Documents, the First Merger Sub Organizational Documents or the Second Merger Sub Organizational Documents or form any subsidiary of Acquiror other than First Merger Sub and Second Merger Sub;

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(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Acquiror Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Acquiror Common Stock or Acquiror Warrants except for redemptions from the Trust Fund and conversions of the Acquiror Class B Common Stock that are required pursuant to the Acquiror Organizational Documents;

(d) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Acquiror, First Merger Sub or Second Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Acquiror, First Merger Sub or Second Merger Sub, except in connection with the conversion of the Acquiror Class B Common Stock pursuant to the Acquiror Organizational Documents;

(e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or otherwise acquire any securities or material assets from any third party, (ii) enter into any strategic joint ventures, partnerships or alliances with any other person or make any loan or advance or investment in any third party or initiate the start- up of any new business, non-wholly owned Subsidiary or joint venture;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Acquiror, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except a working capital loan from the Sponsor or an affiliate thereof or certain of Acquiror’s officers and directors to finance Acquiror’s transaction costs in connection with the transactions contemplated hereby;

(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h) (i) amend any material Tax Return, (ii) change any material method of Tax accounting, (iii) make, change or rescind any material election relating to Taxes, or (iv) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Acquiror, First Merger Sub or Second Merger Sub;

(j) enter into, amend, or terminate (other than terminations in accordance with their terms) any Contract with any director, officer or affiliate of Acquiror, First Merger Sub or Second Merger Sub, or waive any material right in connection therewith (other than working capital loans made by Sponsor in accordance with Section 6.2(f);

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(k) hire any employee or adopt or enter into any Employee Benefit Plan;

(l) amend the Trust Agreement or any other agreement related to the Trust Account; or

(m) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Acquiror to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.2 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Acquiror prior to the Closing Date. Prior to the Closing Date, each of Acquiror and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.3 Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or right, title or interest in, or make any claim against, or assert any right, title or interest in, the Trust Fund, regardless of whether such claim, right, title or interest arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Acquiror on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim, right, title or interest arises based on contract, tort, equity or any other theory of legal liability (any and all such claims, rights, titles and interests are collectively referred to in this Section 6.3 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Acquiror, First Merger Sub, Second Merger Sub or any other person (a) for legal relief against monies or other assets of Acquiror, First Merger Sub or Second Merger Sub held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or (b) for damages for breach of this Agreement against Acquiror (or any successor entity), First Merger Sub or Second Merger Sub in the event this Agreement is terminated for any reason and Acquiror consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Acquiror shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Acquiror prevails in such action or proceeding.

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6.4 Domestication.

(a) Subject to obtaining the Acquiror Stockholders’ Approval, prior to the Effective Time, Acquiror shall take all actions necessary to cause the Domestication to become effective in accordance with the applicable provisions of the DGCL and the Companies Act, including by (i) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in form agreed-to by the Company and Acquiror, in each case, in accordance with the provisions thereof and applicable Law, (ii) completing and making and procuring all those filings required to be made, including with the Registrar of Companies in the Cayman Islands, as required under the Companies Act in connection with the Domestication, and (iii) obtaining a certificate of de-registration from the Registrar of Companies in the Cayman Islands.

(b) In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror shareholder (collectively, the “Conversion”):

(i) (A) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock, and (B) the transfer books of Acquiror shall record such conversion; provided, however, that each holder of shares of Acquiror Class A Common Stock that has validly elected to redeem their shares in connection with the Redemption Rights shall be entitled to receive only cash in an amount equal to the redemption price provided for in the Trust Agreement and the Acquiror Articles of Association;

(ii) (A) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock, (B) the transfer books of Acquiror shall record such conversion and (C) all rights in respect of all Acquiror Class B Common Stock shall cease to exist, other than the right to receive the Domesticated Acquiror Common Stock in accordance with this Section 6.4(b)(ii);

(iii) each then issued and outstanding Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Acquiror Warrant Agreement;

(iv) each then issued and outstanding Acquiror Unit shall convert automatically into a Domesticated Acquiror Unit; and

(v) each authorized share of Acquiror Preferred Stock shall continue to exist as preferred stock of Acquiror in accordance with the Domestication Certificate of Incorporation.

(c) For the avoidance of doubt, any reference in this Agreement to shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, collectively, for periods from and after the Domestication will be deemed to include the shares of Domesticated Acquiror Common Stock. Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that the Domestication will occur immediately prior to the Mergers for Tax and all other purposes.

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Article VII

ADDITIONAL AGREEMENTS

7.1 No Solicitation.

(a) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.1, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, or continue any discussions or negotiations with, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of the Company or any of the outstanding capital stock of the Company or any conversion (other than the Preferred Stock Conversion), consolidation, merger, business combination, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries other than with Acquiror and its Representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall cause the Company Subsidiaries to and shall direct its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it pursuant to such agreement prior to the date hereof.

(b) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.1, the Company shall notify Acquiror promptly after receipt by the Company, the Company Subsidiaries or any of their respective Representatives of any (i) inquiry or proposal with respect to an Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to an Alternative Transaction or (iii) request for non-public information relating to the Company or any of the Company Subsidiaries, or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party, in each case that is related to an inquiry or proposal with respect to an Alternative Transaction.

(c) If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.1, then the Company shall promptly notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

(d) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.1, each of Acquiror, First Merger Sub and Second Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving Acquiror and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (an “Acquiror Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquiror Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquiror Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Acquiror Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any Acquiror Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of Acquiror, First Merger Sub and Second Merger Sub shall, and shall direct their respective affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Acquiror Alternative Transaction. The parties agree that any violation of the restrictions set forth in this Section 7.1 by Acquiror, First Merger Sub or Second Merger Sub or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.1 by Acquiror, First Merger Sub and Second Merger Sub.

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(e) From the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.1, Acquiror shall notify the Company promptly after receipt by Acquiror or any of its Representatives of any (i) inquiry or proposal with respect to an Acquiror Alternative Transaction, (ii) inquiry that would reasonably be expected to lead to an Acquiror Alternative Transaction or (iii) request for non-public information relating to Acquiror, or for access to the business, properties, assets, personnel, books or records of Acquiror by any third party, in each case that is related to an inquiry or proposal with respect to Alternative Transaction.

(f) If Acquiror or any of its Representatives receives any inquiry or proposal with respect to an Acquiror Alternative Transaction at any time from the date of this Agreement and ending on the earlier of the Closing and the valid termination of this Agreement in accordance with Section 9.1, then Acquiror shall promptly notify such person in writing that Acquiror is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal.

7.2 Registration Statement; Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.2, Acquiror (with the assistance and cooperation of the Company as reasonably requested by Acquiror) shall prepare and (subject to Acquiror’s receipt of the PCAOB Financial Statements) file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with providing Acquiror’s shareholders with the opportunity to exercise their Redemption Rights and the registration under the Securities Act of the shares of Domesticated Acquiror Common Stock, Merger Consideration Warrants and Assumed Options to be issued or issuable (i) in the Domestication and (ii) to the security holders of the Company pursuant to this Agreement, including the shares of Domesticated Acquiror Common Stock issuable upon exercise of the Merger Consideration Warrants and Assumed Options in accordance with their terms, which shall include a proxy statement in preliminary form (as amended or supplemented, the “Proxy Statement”) relating to the meeting of Acquiror’s shareholders (including any adjournment or postponement thereof, the “Acquiror Stockholders’ Meeting”) to be held to consider: (1) approval and adoption of this Agreement, the Mergers and the Transactions; (2) approval of the Domestication, including the Domestication Organizational Documents; (3) the issuance of the number of shares of Domesticated Acquiror Common Stock to be issued or issuable (i) in the Domestication, and (ii) to the shareholders of the Company pursuant to this Agreement, in each case if required under the rules and regulations of the Nasdaq Capital Market; (4) the adoption and approval of the Advisory Charter Proposals; (5) approval and adoption of the Omnibus Incentive Plan; (6) the election of the individuals set out on Section 2.5(c) of the Disclosure Schedules, and/or such other individuals as are mutually agreed by the parties, to the Acquiror Board; and (7) any other proposals the parties mutually deem necessary or desirable to consummate the Transactions (collectively, the “Acquiror Proposals”). Acquiror shall engage Cayman Islands counsel to review the Registration Statement and confirm the statements made therein as to the Domestication and matters as to Cayman Islands law. Each of the Company and Acquiror shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials (as defined below). Acquiror and the Company each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, each of the Company and Acquiror shall take all actions necessary to cause the Merger Materials to be mailed to their respective shareholders as of the applicable record date as promptly as practicable (and in any event within three (3) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company and Acquiror shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (i) agrees to promptly provide Acquiror with all information concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by Acquiror for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to Acquiror and its counsel in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the joint prospectus forming a part thereof, the Proxy Statement and any amendments thereto.

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(b) Acquiror shall comply in all material respects with all applicable Laws, any applicable rules and regulations of the Nasdaq Capital Market, Acquiror Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the holding of the Acquiror Stockholders’ Meeting and with respect to exercise of the Redemption Rights. No filing of, or amendment or supplement to the Merger Materials will be made by Acquiror without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the Domesticated Acquiror Common Stock to be issued or issuable to the shareholders of the Company in connection with this Agreement for offering or sale in any jurisdiction. Acquiror will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Mergers. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by Acquiror without the prior consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c) Acquiror represents that the information supplied by Acquiror for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to their respective shareholders and (iii) the time of the Acquiror Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Acquiror, First Merger Sub or Second Merger Sub, or their respective officers or directors, should be discovered by Acquiror which should be set forth in an amendment or a supplement to the Merger Materials, Acquiror shall promptly inform the Company.

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(d) The Company represents that the information supplied by the Company for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time Merger Materials are mailed to their respective shareholders and (iii) the time of the Acquiror Stockholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform Acquiror.

7.3 Written Consent; Information Statement; Company Change in Recommendation.

(a) As promptly as practicable following the date upon which the Registration Statement becomes effective, the Company shall solicit the Company Stockholder Approval via written consent in accordance with Section 228 of the DGCL (the “Written Consent”). In connection therewith, (i) the Company Board shall set a record date for determining the shareholders of the Company entitled to provide such written consent in accordance with the organizational documents of the Company and the Company will prepare (subject to the reasonable approval of Acquiror) and deliver to the shareholders of the Company an information statement (the “Information Statement”), which Information Statement shall, if required, include a description of the appraisal rights of the shareholders of the Company available under Section 262 of the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. As promptly as practicable following the execution and delivery of the Written Consent by the requisite number of Company Stockholders for the Company Stockholder Approval, the Company shall deliver to Acquiror a copy of such Written Consent.

(b) The Information Statement and Written Consent shall include the Company Recommendation.

(c) Notwithstanding (i) the making of any inquiry or proposal with respect to an Alternative Transaction or (ii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.1, (A) in no event shall the Company or any of the Company Subsidiaries execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate this Agreement in connection therewith and (B) the Company shall otherwise remain subject to the terms of this Agreement, including the Company’s obligation to use reasonable best efforts to cause each Key Company Stakeholder with voting rights to duly execute and deliver the Written Consent and to otherwise solicit the Requisite Company Stockholder Approval in accordance with Section 7.3(a).

7.4 Acquiror Stockholders’ Meeting; First Merger Sub Stockholder’s Approval and Second Merger Sub Member Approval.

(a) Acquiror shall call and hold the Acquiror Stockholders’ Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Acquiror Proposals, and Acquiror shall use its reasonable best efforts to hold the Acquiror Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective (after, in each case, taking into account a reasonable period of time as Acquiror deems necessary to solicit proxies); provided, that Acquiror may (or, upon the receipt of a request to do so from the Company, shall) postpone or adjourn the Acquiror Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the Acquiror Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Acquiror Proposals or otherwise take actions consistent with Acquiror’s obligations pursuant to Section 7.9 of this Agreement. Acquiror shall use its reasonable best efforts to obtain the approval of the Acquiror Proposals at the Acquiror Stockholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Acquiror Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. The Acquiror Board shall recommend to its shareholders that they approve the Acquiror Proposals (the “Acquiror Recommendation”) and shall include the Acquiror Recommendation in the Proxy Statement.

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(b) Notwithstanding (i) the making of any inquiry or proposal with respect to an Acquiror Alternative Transaction or (ii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.1, (A) in no event shall Acquiror, First Merger Sub or Second Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquiror Alternative Transaction or terminate this Agreement in connection therewith and (B) Acquiror, First Merger Sub and Second Merger Sub shall otherwise remain subject to the terms of this Agreement, including Acquiror’s obligation to use reasonable best efforts to obtain the approval of the Acquiror Proposals at the Acquiror Stockholders’ Meeting in accordance with Section 7.4(a).

(c) Promptly following the execution of this Agreement, Acquiror shall approve and adopt this Agreement and approve the Mergers and the other transactions contemplated by this Agreement, as the sole stockholder of First Merger Sub and as the sole member of Second Merger Sub.

7.5 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time, the Company and Acquiror shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Acquiror shall be required to provide access to or disclose information where (i) the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law or (ii) such information is subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention and to obtain consents or waivers to such confidentiality obligations), any such access shall be conducted in a manner not to materially interfere with the businesses or operations of the Company or Acquiror, as applicable.

(b) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

7.6 [Reserved]

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7.7 Directors’ and Officers’ Indemnification.

(a) All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers, employees, fiduciaries or agents of the Company and its Subsidiaries, as provided in their respective organizational documents or in any indemnification agreement with the Company or its Subsidiaries binding as of the date hereof and still in effect as of Closing, shall survive the Closing and shall continue in full force and effect for a period of six years. With respect to the current and former directors and officers of the Company and its Subsidiaries (the “D&O Indemnitees”), the certificate of incorporation and bylaws of the Surviving Corporation and the operating agreement of the Surviving Entity shall contain provisions no less favorable with respect to exculpation, indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of the D&O Indemnitees, unless such modification shall be required by applicable Law. Acquiror further agrees that with respect to the provisions of the limited liability company agreements of the Company Subsidiaries relating to exculpation, indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of the D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each D&O Indemnitee against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Incorporation or the bylaws of the Company, or the organizational documents of any Company Subsidiary, in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers, employees, fiduciaries or agents of the Acquiror, First Merger Sub and Second Merger Sub as provided in their respective organizational documents or in any indemnification agreement with the Acquiror, First Merger Sub and Second Merger Sub binding as of the date hereof, shall survive the Closing and shall continue in full force and effect. With respect to the current and former directors and officers of the Acquiror, First Merger Sub and Second Merger Sub (the “Acquiror D&O Indemnitees”), the certificate of incorporation and bylaws of the Surviving Corporation and the operating agreement of the Surviving Entity shall contain provisions no less favorable with respect to exculpation, indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Acquiror in effect at Closing, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of the Acquiror D&O Indemnitees, unless such modification shall be required by applicable Law. Acquiror further agrees that with respect to the provisions of the limited liability company agreement of the Second Merger Sub relating to exculpation, indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of the Acquiror D&O Indemnitees, unless such modification shall be required by applicable Law. For a period of six years from the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each Acquiror D&O Indemnitee against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Acquiror, First Merger Sub, or Second Merger Sub, as applicable, would have been permitted under applicable Law, the Acquiror Certificate of Incorporation or the bylaws of the Acquiror as of Closing, or the organizational documents of the Second Merger Sub, in effect on the date of Closing to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

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(c) For a period of six years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to Acquiror and/or its agents or Representatives in the Virtual Data Room) on terms not less favorable than the terms of such current insurance coverage. Prior to the Effective Time, the Company may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. If the Company elects to purchase such a “tail” policy prior to the Effective Time, Acquiror will maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Company elects to replace, amend, modify, or supplement its directors’ and officers’ liability insurance policy between the date hereof and the Effective Time, the Company shall provide reasonable advance notice of such election to Acquiror, and the Company shall cooperate in good faith with Acquiror with respect to any efforts to obtain such replacement, amendment, modification, or supplementation of the Company’s directors’ and officers’ liability insurance policy, including with respect to the amount of premium to be spent in connection with such replacement, amendment, modification, or supplementation as well as in connection with the “tail” policy to be purchased for such replacement, amendment, modification, or supplementation.

(d) For a period of six years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the Acquiror’s directors’ and officers’ liability insurance policy (“Acquiror D&O Insurance”) on terms not less favorable than the terms of such current insurance coverage. Prior to the Effective Time, Acquiror may purchase a prepaid “tail” policy with respect to the Acquiror D&O Insurance from an insurance carrier with the same or better credit rating as the Acquiror’s current directors’ and officers’ liability insurance carrier. If the Acquiror elects to purchase such a “tail” policy prior to the Effective Time, Acquiror will maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.

(e) The provisions of this Section 7.7: (i) are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee and each Acquiror D&O Indemnitee, in each case, who is an intended third-party beneficiary of this Section 7.7; and (ii) are in addition to any rights such D&O Indemnitees or Acquiror D&O Indemnitees may have under the certificate of incorporation and bylaws of the Surviving Corporation and the operating agreement of the Surviving Entity or their respective Subsidiaries, as the case may be, or under any applicable Contracts or Laws and not intended to, nor shall be construed or shall release or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Acquiror, the Surviving Corporation or Surviving Entity or their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood and agreed that the indemnification provided for in this Section 7.7 is not prior to or in substitution of any such claims under such policies).

(f) In the event the Surviving Corporation, Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Surviving Entity, as applicable, shall assume, at and as of the closing of the applicable transaction referred to in this Section 7.7(f), all of the obligations set forth in this Section 7.7.

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(g) On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing. Prior to or in connection with the Closing, the Company may purchase, subject to the Acquiror’s consent, “go-forward” directors’ and officers’ insurance to cover the post-Closing directors and officers of Acquiror. From and after the date of this Agreement, Acquiror and the Company shall cooperate in good faith with respect to any efforts to obtain such “go-forward” directors’ and officers’ insurance, and the Company shall include Acquiror in all communications with an insurance broker mutually selected by Acquiror and the Company and any underwriters regarding the placement of such “go-forward” directors’ and officers’ insurance.

7.8 Notification of Certain Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

7.9 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.5 necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

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7.10 Public Announcements; Other Filings.

(a) As promptly as practicable after execution of this Agreement, Acquiror will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed).

(b) The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Acquiror and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of Acquiror and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Mergers or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.10 shall prevent Acquiror or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10.

(c) At least three (3) days prior to the Closing, the Company shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by Acquiror (such approval not to be unreasonably withheld, conditioned or delayed).

(d) Prior to the Closing, Acquiror and the Company shall prepare a mutually agreeable joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Substantially concurrently with the Closing, Acquiror shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter (but in any event within four (4) Business Days thereafter), Acquiror shall file the Closing Form 8-K with the SEC. In connection with the preparation of the Closing Form 8-K and the Closing Press Release, or any other report or form to be filed with the SEC, each party shall, upon request by the other party, furnish all information concerning it and its Affiliates to the other party and provide such other assistance as may be reasonably requested by the other party to be included in the Closing Form 8-K or the Closing Press Release and shall otherwise reasonably assist and cooperate with the other party in the preparation of the Closing Form 8-K and the Closing Press Release and the resolution of any comments received from the SEC with respect thereto.

(e) From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

(f) Acquiror shall, at all times during the period from the date hereof through the Effective Time: (i) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act; and (ii) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act; provided that no action or omission taken by Acquiror pursuant to this Section 7.10(f) shall be deemed to constitute a violation of Section 6.2.

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7.11 Stock Exchange Listing. Acquiror will use its reasonable best efforts to cause the Domesticated Acquiror Common Stock issued in connection with the Transactions (including the shares of Domesticated Acquiror Common Stock to be issued in connection with the Domestication) and the Domesticated Acquiror Warrants to be approved for listing on the Nasdaq Capital Market at the Closing. During the period from the date hereof until the Closing, Acquiror shall use its reasonable best efforts to keep the Acquiror Units, Acquiror Class A Common Stock and Acquiror Warrants listed for trading on the Nasdaq Capital Market.

7.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Acquiror and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.12(b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, and (ii) as necessary to comply with contractual arrangements.

(c) No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

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7.13 Trust Account. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate within a specified time period as contained in the Acquiror Organizational Documents will be terminated and Acquiror shall have no obligation whatsoever to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Mergers or otherwise, and no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account. At least 72 hours prior to the Effective Time, Acquiror shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Acquiror (to be held as available cash for immediate use on the balance sheet of Acquiror, and to be used (a) to pay the Company’s and Acquiror’s unpaid transaction expenses in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

7.14 Tax Matters.

(a) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Acquiror, First Merger Sub, Second Merger Sub and the Company shall (a) use its respective reasonable best efforts to: (i) cause the Domestication (and the conversion of Acquiror Class A Common Stock and Acquiror Class B Common Stock into Domesticated Acquiror Common Stock in connection therewith) to qualify as a reorganization within the meaning of Section 368(a) of the Code, (ii) cause the Mergers to be viewed as a single integrated transaction for U.S. federal income tax purposes (whether pursuant to Rev. Rul. 2001-46, 2001-2 C.B. 321, or otherwise) and, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code, and (iii) not (and not permit or cause any of their affiliates, subsidiaries or Representatives to) take any action which to its knowledge could reasonably be expected to materially prevent or impede the Domestication or the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and (b) report each of the Domestication and the integrated Mergers as a reorganization within the meaning of Section 368(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Domestication and the Mergers.

(b) For the avoidance of doubt, except as otherwise required pursuant to this Agreement, no party (or its respective affiliates and owners) shall be required to satisfy its obligations pursuant to this Section 7.14 by foregoing, reducing, or adversely modifying the amount, rights or nature of any shares, options or other property such party (or its respective affiliates or owners) is entitled to retain or receive pursuant to this Agreement (including indirectly by agreeing to grant, increase, or modify the amount, rights or nature of any shares, options or other property to which another party (or its respective affiliates or owners) is entitled to retain or receive pursuant to this agreement) without reasonable compensation therefor. To the extent the parties reasonably determine the Transactions qualify as a tax-free incorporation pursuant to Section 351 of the Code, either in addition to or in lieu of the “reorganization” treatment discussed above, the parties agree to undertake similar obligations as set forth in this Section 7.14 in respect of such tax-free incorporation treatment.

(c) Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Transactions may not qualify as a reorganization within the meaning of Section 368(a) of the Code. In the event either Acquiror or the Company seeks a tax opinion from its respective tax advisor regarding the intended tax treatment described in this Section 7.14, or the SEC requests or requires tax opinions, each party shall use reasonable efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor.

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7.15 Directors. Acquiror shall take all necessary action so that immediately after the Effective Time, the board of directors of Acquiror is comprised of the individuals designated on Section 2.5(c) of the Disclosure Schedules and/or such other individuals as are mutually agreed by the parties.

7.16 PCAOB Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Financial Statements”) not later than 15 days from the date of this Agreement.

7.17 Section 16 Matters. Prior to the Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Domesticated Acquiror Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.18 Domestication Bylaws. On or effective as of the Closing Date, Acquiror shall cause the Domestication Bylaws, in a form agreed-to by the Company and Acquiror, to be adopted.

7.19 Registration Rights Agreement. As soon as practicable following the date hereof, Acquiror shall enter into a Registration Rights Agreement, which shall be in a form reasonably acceptable to Acquiror and the Company (the “Registration Rights Agreement”), with Sponsor and the Key Company Stakeholders party thereto, covering the securities mutually agreed-to by the Company and Acquiror.

7.20 Lock-Up Agreement. As soon as practicable following the date hereof, the Company shall cause the Key Company Stakeholders to enter into and deliver a Lock-Up Agreement, which shall be in a form reasonably acceptable to Acquiror and the Company (the “Lock-Up Agreement”), such Lock-Up Agreements to be effective as of the Closing, pursuant to which the Domesticated Acquiror Common Stock and Merger Consideration Warrants (and shares of Domesticated Acquiror Common Stock issuable upon exercise thereof) issued hereunder shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Lock-Up Agreement.

7.21 Omnibus Incentive Plan. Prior to the Effective Date, Acquiror shall adopt a new equity incentive plan in a form and substance reasonably acceptable to Acquiror and the Company, with each such party’s acceptance not to be unreasonably withheld, conditioned or delayed (the “Omnibus Incentive Plan”). The Omnibus Incentive Plan will constitute an amendment, restatement and continuation of the Company Option Plans such that the Omnibus Incentive Plan shall also provide for a number of shares of Domesticated Acquiror Common Stock equal to the greater of (i) (x) the sum of the total number of shares of Domesticated Acquiror Common Stock subject to the Assumed Options and Acquiror RSU Awards plus (y) the total number of shares of Company Common Stock that are reserved for future issuance under the Company Option Plans immediately prior to the Closing multiplied by the Stock Exchange Ratio, and (ii) ten percent (10%) of the Domesticated Acquiror Common Stock to be issued and outstanding immediately after the Closing, and shall include an “evergreen” provision that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Omnibus Incentive Plan such that the total number of shares available for issuance under the Omnibus Incentive Plan (including the Assumed Options and Acquiror RSU Awards) is equal to ten percent (10%) of the total number of shares of Omnibus Incentive Plan then-issued and outstanding as of the last day of the prior fiscal year or such lesser amount as determined by the compensation committee of Acquiror.

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7.22 Sponsor Agreement. Prior to the Effective Date, the Sponsor shall enter into and deliver a letter agreement with Acquiror (i) agreeing to waive the anti-dilution rights set forth in Article 17.3 of the Acquiror Articles of Association with respect to the shares of Acquiror Class B Common Stock owned by the Sponsor that may be triggered from the Mergers and/or the other transactions contemplated hereunder, and (ii) releasing Acquiror and the Company from any and all claims arising prior to the Closing.

Article VIII

CONDITIONS TO THE MERGERS

8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Acquiror, First Merger Sub and Second Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a) Written Consent. The Written Consent shall have been delivered to Acquiror.

(b) Acquiror Stockholders’ Approval. The Acquiror Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of Acquiror in accordance with the Proxy Statement, the DGCL, the Companies Law, the Acquiror Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting consummation of the Transactions, including the Mergers.

(d) HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(e) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(f) Stock Exchange Listing. The shares of Domesticated Acquiror Common Stock shall be listed on the Nasdaq Capital Market, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

(g) Acquiror Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the Acquiror Organizational Documents.

(h) Appraisal Rights. The period for exercising appraisal rights pursuant to Section 262 of the DGCL shall have lapsed and the holders of not more than one percent (1%) of the issued and outstanding shares of Company Common Stock (including shares of Company Common Stock issuable upon conversion of Company Preferred Stock) shall have demanded properly in writing appraisal or dissenters’ rights for such Company Common Stock in accordance with Section 262 of the DGCL.

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8.2 Conditions to the Obligations of Acquiror, First Merger Sub and Second Merger Sub. The obligations of Acquiror, First Merger Sub and Second Merger Sub to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) Sections 4.1, 4.3 (other than clauses 4.3(a), 4.3(b), 4.3(c) and 4.3(h) thereof, which is subject to clause (iii) below), 4.4 and 4.23 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.8 shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Sections 4.3(a), 4.3(b), 4.3(c) and 4.3(h) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.1 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Acquiror, First Merger Sub, Second Merger Sub or their affiliates, and (iv) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Acquiror a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.

(e) Resignation. Other than those persons identified as continuing directors on Section 2.5(c) of the Disclosure Schedules, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(f) Net Working Capital. The Company has, at the time of Closing, Net Working Capital in an amount consistent with past practice and adequate to conduct its business in the ordinary course.

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(g) Fairness Opinion. Acquiror shall have received, from an independent investment banking firm or another independent firm that regularly renders fairness opinions on the type of business Acquiror conducts, an opinion that the Mergers are fair to Acquiror from a financial point of view, and such opinion shall not have been retracted prior to the Closing.

8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Acquiror, First Merger Sub and Second Merger Sub contained in (i) Sections 5.1, 5.3 (other than clauses 5.3(a) and 5.3(e) thereof, which is subject to clause (iii) below), 5.4 and 5.12 shall each be true and correct in all material respects as of as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.8 shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Sections 5.3(a)and 5.3(e) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.2 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Acquiror, First Merger Sub, Second Merger Sub or their affiliates and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Acquiror Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Agreements and Covenants. Acquiror, First Merger Sub and Second Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Acquiror shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Acquiror, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(d).

(d) Material Adverse Effect. No Acquiror Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.

(e) Resignation. Other than those persons identified as continuing directors on Section 2.5(c) of the Disclosure Schedules, all members of the Acquiror Board shall have executed written resignations effective as of the Effective Time.

(f) Minimum Cash. As of the Closing, after deducting all amounts to be paid pursuant to the exercise of Redemption Rights and all of Acquiror’s and Merger Subs’ transaction fees, costs and expenses paid or required to be paid in connection with the Transactions (including underwriting commissions), taking into account any liabilities that have accrued prior to the Closing but for which payment will be due, or deferred until, after the Closing, Acquiror shall have cash on hand equal to or in excess of $5,000,000.

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(g) Domestication. The Domestication shall have been completed as provided in Section 6.4.

(h) Fairness Opinion. The Company shall have received, from an independent investment banking firm or another independent firm that regularly renders fairness opinions on the type of business the Company conducts, an opinion that the Mergers are fair to the Company from a financial point of view, and such opinion shall not have been retracted prior to the Closing.

(i) Employment Agreements. The Acquiror shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and the Acquiror, between each of the persons set forth in Section 8.3(h) of the Disclosure Schedules and the Company or the Acquiror, as noted in Section 8.3(h) of the Disclosure Schedules, each such employment agreement duly executed by the parties thereto.

Article IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of the Company or Acquiror, as follows:

(a) by mutual written consent of Acquiror and the Company; or

(b) by either Acquiror or the Company if the Effective Time shall not have occurred prior to July 1, 2023 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.1(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c) by either Acquiror or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Mergers; or

(d) by either Acquiror or the Company if any of the Acquiror Proposals shall fail to receive the requisite vote for the Acquiror Stockholders’ Approval at the Acquiror Stockholders’ Meeting; or

(e) by Acquiror in the event the Company shall fail to receive the Written Consent executed by the requisite number of Company Stockholders to obtain the Company Stockholder Approval on or before the Acquiror Stockholders’ Meeting; or

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(f) by Acquiror upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) and Section 8.2(b) would not be satisfied (“Terminating Company Breach”); provided that Acquiror has not waived such Terminating Company Breach and Acquiror, First Merger Sub and Second Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Acquiror may not terminate this Agreement under this Section 9.1(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Acquiror to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror, First Merger Sub and Second Merger Sub set forth in this Agreement, or if any representation or warranty of Acquiror, First Merger Sub and Second Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.3(a) and 8.3(b) would not be satisfied (“Terminating Acquiror Breach”); provided that the Company has not waived such Terminating Acquiror Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Acquiror Breach is curable by Acquiror, First Merger Sub and Second Merger Sub, the Company may not terminate this Agreement under this Section 8.3(g) for so long as Acquiror, First Merger Sub and Second Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Acquiror.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (a) the definitions set forth in Article I (Definitions) and the following Sections shall survive any such termination: Section 6.3 (Claims Against Trust Account), Section 7.5(b) (Continued Effect of Confidentiality Agreement), this Section 9.2 (Effect of Termination) and Article X (General Provisions), and (b) nothing herein shall relieve any party from liability for a willful breach of this Agreement or any other Transaction Document by a party hereto or thereto prior to such termination.

9.3 Expenses. Except as set forth in this Section 9.3 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Mergers or any other Transaction is consummated; provided that Acquiror shall pay or cause to be paid any expenses of First Merger Sub and Second Merger Sub incurred in connection with this Agreement and the Transactions; it being understood that any payments to be made (or to cause to be made) by Acquiror under this Section 9.3 shall be paid as soon as reasonably practicable upon consummation of the First Merger and release of proceeds from the Trust Account.

9.4 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

9.5 Waiver. At any time prior to the Effective Time, (i) Acquiror may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein; and (ii) the Company may (a) extend the time for the performance of any obligation or other act of Acquiror, First Merger Sub or Second Merger Sub, (b) waive any inaccuracy in the representations and warranties of Acquiror, First Merger Sub or Second Merger Sub contained herein or in any document delivered by Acquiror, First Merger Sub and/or Second Merger Sub pursuant hereto and (c) waive compliance with any agreement of Acquiror, First Merger Sub or Second Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

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Article X

GENERAL PROVISIONS

10.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

if to Acquiror, First Merger Sub or Second Merger Sub:	Oxbridge Acquisition Corp. Suite 201, 42 Edward Street
Georgetown, Grand Cayman
P.O. Box 469, KY1-9006
Cayman Islands
Attn: Jay Madhu, Chairman & Chief Executive Officer
Email: jmadhu@oxbridgeaq.com

with a copy to:	Dykema Gossett PLLC
111 E. Kilbourn Avenue, Suite 1050
Milwaukee, Wisconsin 53202
Attn: Kate Bechen, Esq.
Email: kbechen@dykema.com; afrost@dykema.com

if to the Company:	Jet Token, Inc.
10845 Griffith Peak Dr., Suite 200
Las Vegas, NV 89135
Attn: Michael D. Winston, CFA and George Murnane
Email: mike@jettoken.com; george@jettoken.com

with a copy to:	Fox Rothschild LLP
2000 Market St., 20th Floor
Philadelphia, PA 19103-3222
Attn: Loren D. Danzis, Esq.; Stephen M. Cohen, Esq.; Lauren W. Taylor, Esq.
Email: ldanzis@foxrothschild.com; smcohen@foxrothschild.com; lwtaylor@foxrothschild.com

10.2 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

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10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.4 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.5(b) all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

10.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.7 and Section 10.11 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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10.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

10.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement and electronic, digital or facsimile signatures shall be deemed original signatures. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, or by DocuSign, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10.10 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers) in the Court of Chancery of the State of Delaware, County of New Castle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

10.11 No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and none of the Representatives of Acquiror (including the Sponsor) or the Company (including directors, officers, employees and shareholders) shall have any liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein.

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10.12 Legal Representation. Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Fox Rothschild LLP (or any successor) may represent the holders of Company Stock or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Waiving Party Group”), in each case, in connection with any Action or obligation arising out of or relating to this Agreement, any Transaction Document or the Transactions, notwithstanding its representation (or any continued representation) of the Company or other Waiving Parties, and each of Acquiror and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Acquiror and the Company acknowledge that the foregoing provision applies whether or not Fox Rothschild LLP provides legal services to the Company after the Closing Date. Each of Acquiror and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between the Company or any member of the Waiving Party Group and its counsel, including Fox Rothschild LLP, made prior to the Closing in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the Waiving Party Group (the “Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company), in any Legal Proceeding against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

[Signature Page Follows.]

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Acquiror, First Merger Sub, Second Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Acquiror:	OXBRIDGE ACQUISITION CORP.

	By:	/s/ Jay Madhu
	Name:	Jay Madhu
	Title:	Chief Executive Officer

FIRST MERGER SUB:	OXAC MERGER SUB I, INC.

	By:	/s/ Jay Madhu
	Name:	Jay Madhu
	Title:	Chief Executive Officer

SECOND MERGER SUB:	OXAC MERGER SUB II, LLC

	By:	OXBRIDGE ACQUISITION CORP., its manager

By:	/s/ Jay Madhu
Name:	Jay Madhu
Title:	Chief Executive Officer

Company:	JET TOKEN, INC.

	By:	/s/ Michael Winston
	Name:	Michael D. Winston, CFA
	Title:	Founder & Executive Chairman

[Signature Page to Business Combination Agreement and Plan of Reorganization]